UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Exchange Act of 1934 (Amendment No.    )
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HEALTHCARE TRUST OF AMERICA, INC.
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PROXY STATEMENT
FOR

2021
ANNUAL MEETING
OF STOCKHOLDERS

HTA

Healthcare Trust *of* America, Inc.

Dedicated Owner of Best in Class Medical Office

NYSE: HTA

16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com

LETTER FROM THE BOARD OF DIRECTORS
DEAR STOCKHOLDERS:
As members of the Board of Directors, we appreciate your interest and investment in Healthcare Trust of America, Inc. (the “Company” or “HTA”). In the past year, we faced unprecedented challenges as a result of the novel coronavirus (“COVID-19”) pandemic. While its impact has been devastating for many individuals and communities, we are encouraged by the actions and resiliency of our healthcare systems and providers as they rallied to provide healthcare services in a rapidly changing environment. As a Company, HTA navigated through these challenging times, maintaining focus on keeping our employees safe and our business moving forward. In 2020, HTA continued to improve our enterprise value as the leading owner and operator of medical office buildings (“MOB”) in the United States, taking decisive actions that we believe will serve us well in both the short-term and the long-term. We also continued to deliver strong financial performance for stockholders, allowing us to increase our dividend for the 7th year in a row. We are proud of our actions and the performance we have delivered.
As a Board, we are committed to governing HTA in a transparent manner that utilizes governance best-practices that are focused on creating disciplined, long-term value for stockholders. As the Company and sector have evolved, we have taken significant actions to remain at the forefront of governance best practices, including addressing diversity and inclusion and adding new expertise to the Board, enacting policies that ensure alignment with stockholders, and increasing attention on our oversight with respect to Environmental, Social and Governance (“ESG”) initiatives. We are committed to continuing this focus on diversity and inclusion, expertise and governance best practices, and we are dedicated to continue to seek to create stockholder value as HTA emerges from COVID-19 well positioned for continued growth.
Corporate Governance
Over the last several years, the Board of Directors of HTA has taken several actions that we believe reflect our responsiveness to and alignment with stockholders. In 2020 alone, we (i) amended our bylaws to allow for complete stockholder power to amend our bylaws, (ii) welcomed two new board members who bring new and relevant expertise, and (iii) oversaw the Company’s inaugural ESG report and supported the Company’s efforts in environmental and social initiatives, including formalizing ESG policies and submitting our ESG practices to various ranking agencies. This continues our actions taken over the last several years, including (i) the election of new Board members since 2015 comprising half of our Board, (ii) opting out of the classified board provisions of the Maryland Unsolicited Takeovers Act, which would allow us to stagger the Board of Directors without stockholder approval, and (iii) adding an age limit for Board members. As the environment for best practices in governance matters has changed, we believe our Board has responded in a manner consistent with HTA’s and our stockholders’ best interests.
Pay-for-Performance
The Compensation Committee of our Board is responsible for the design, implementation and execution of the Company’s compensation program with a goal of creating a strong alignment of pay-for-performance. This responsibility includes listening to and considering our stockholders’ views and feedback on executive compensation. We review total compensation at year-end in order to ensure that the total compensation for our executives is reflective of both performance for the year and broader peer compensation practices. We have amended our compensation plan over the last several years and believe the results have more closely aligned management incentives with stockholders’ goals. We are also amending and restating our Incentive Plan, which will adopt many of the new standards that we believe are critical to attracting talented employees and aligning their incentives with stockholders’ goals for the long term.
2021 Annual Meeting of Stockholders
On behalf of the Board of Directors, we invite you to attend the 2021 Annual Meeting of Stockholders of HTA. The meeting will be held on July 7, 2021 at 9:00 a.m. Arizona Time. We look forward to your attendance.

In support of the health and well-being of our stockholders, associates and community, the 2021 Annual Meeting of Stockholders will be held in a virtual meeting format only. Stockholders of record will be able to listen, vote and submit questions by visiting www.virtualshareholdermeeting.com/HTA2021, which will be active approximately 14 days prior to the date of the annual meeting. To enter the virtual annual meeting website, a stockholder will need the 16-digit control number which may be found on the proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials (the “Notice”).
Attached are the Notice of Annual Meeting of Stockholders and proxy statement for the 2021 Annual Meeting of Stockholders. They describe the formal business to be considered and acted upon by stockholders.
YOUR VOTE IS VERY IMPORTANT. Regardless of the number of our shares you own, it is very important that your shares be represented at the 2021 Annual Meeting of Stockholders. Accordingly, whether or not you intend to participate at the virtual 2021 Annual Meeting of Stockholders, we urge you to submit your proxy as soon as possible. If you received a paper copy of the proxy materials by mail, you may authorize a proxy to vote your shares by doing any one of the following: go to the Internet site address listed on your proxy or voting instruction card; call the toll-free number listed on your proxy or voting instruction card; or sign, date and return in the pre-addressed envelope provided the enclosed proxy or voting instruction card. If you received only a Notice, by mail, you may authorize a proxy to vote your shares at the Internet site address listed on your Notice. You may also request a paper copy of the proxy materials by visiting the Internet site address listed on your Notice, calling the toll-free number listed on your Notice or sending an e-mail to the address listed on your Notice. This will not prevent you from voting at the virtual 2021 Annual Meeting of Stockholders, but will assure that your vote will be counted if you are unable to attend the virtual 2021 Annual Meeting of Stockholders.
Thank you for your attention to this matter and for your continued support of, and interest in, our Company.

Sincerely,

Scott D. Peters	W. Bradley Blair, II
Chief Executive Officer, President and Chairman	Lead Independent Director

Vicki U. Booth	H. Lee Cooper
Independent Director	Independent Director

Warren D. Fix	Peter N. Foss
Independent Director	Independent Director

Jay P. Leupp	Gary T. Wescombe
Independent Director	Independent Director

.	16435 N. Scottsdale Road, Suite 320 Scottsdale, Arizona 85254 (480) 998-3478 www.htareit.com
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 7, 2021
NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Healthcare Trust of America, Inc., a Maryland corporation, will be held on July 7, 2021 at 9:00 a.m. Arizona Time, in virtual meeting format by visiting www.virtualshareholdermeeting.com/HTA2021, for the following purposes:

Item
Proposal 1: To consider and vote upon the election of the seven director nominees named in this proxy statement, each to hold office until the 2022 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies.

Proposal 2: To consider and vote upon the approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“NEOs”) (Say-on-Pay).
Proposal 3: To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2021.

Proposal 4: To consider and vote upon the approval of our Amended and Restated 2006 Incentive Plan.
Other Business: To consider and vote upon the transaction of such other business as may properly come before the 2021 Annual Meeting of Stockholders and any postponement or adjournment thereof.
These items are discussed in the accompanying proxy statement. The proxy statement is made a part of this Notice of Annual Meeting. Our stockholders of record as of the close of business on April 15, 2021 are entitled to notice of, and to vote at, the 2021 Annual Meeting of Stockholders. We reserve the right, in our sole discretion, to postpone or adjourn the 2021 Annual Meeting of Stockholders to provide more time to solicit proxies for the meeting. We have made these materials available to you on the Internet, or upon your request, we have delivered printed versions of these materials to you by mail. The proxy materials for the 2021 Annual Meeting of Stockholders, including this Notice of Annual Meeting and the accompanying proxy statement, are being made available to stockholders entitled to vote at the 2021 Annual Meeting of Stockholders on or about May 14, 2021.
Important Notice Regarding Availability of Proxy Materials for the Stockholders Meeting to Be Held on July 7, 2021: Your vote is important to us and, thus, we urge you to submit your proxy early. You may revoke your proxy at any time prior to its exercise. If you attend the virtual 2021 Annual Meeting of Stockholders, you may vote at that time if you wish, even if you previously voted or authorized a proxy to vote your shares. This proxy statement and our 2020 Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”) are available electronically at our website at www.htareit.com. We are utilizing the U.S. Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and the 2020 Annual Report. The Notice contains instructions on how to access those documents and authorize your proxy online. The Notice also contains instructions on how each of those stockholders can receive a paper copy of the proxy materials, including this proxy statement, the 2020 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the 2021 Annual Meeting of Stockholders.

By Order of the Board of Directors,

Robert A. Milligan
Chief Financial Officer, Secretary and Treasurer

HEALTHCARE TRUST OF AMERICA, INC.
PROXY STATEMENT
The Board of Directors of Healthcare Trust of America, Inc., a Maryland corporation (“HTA” or the “Company”), is soliciting proxies for exercise at the virtual 2021 Annual Meeting of Stockholders to be held on July 7, 2021 at 9:00 a.m. Arizona Time, and at any postponement or adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting. Unless otherwise indicated or required by the context, as used in this proxy statement, “the Company,” “we,” “us,” and “our” refer to HTA.
On or about May 14, 2021, the Notice and these proxy materials for the 2021 Annual Meeting of Stockholders, including this proxy statement, are being made available to stockholders entitled to vote at the 2021 Annual Meeting of Stockholders. We are utilizing the SEC rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to most of our stockholders the Notice instead of a paper copy of this proxy statement and our 2020 Annual Report. The Notice contains instructions on how to access those documents and authorize a proxy online. The Notice also contains instructions on how each stockholder can receive a paper copy of the proxy materials, including this proxy statement, the 2020 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice, such as stockholders who have previously requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail.
The following questions and answers relate to the 2021 Annual Meeting of Stockholders:
What is the purpose of the 2021 Annual Meeting of Stockholders?
The following table summarizes the proposals to be considered and voted upon at the 2021 Annual Meeting of Stockholders and the voting recommendation of the Board of Directors with respect to each proposal.

Item	Vote Required	Routine/ Non-Routine	Board Voting Recommendation
Proposal 1: The election of the seven director nominees named in this proxy statement, each to hold office until the 2022 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies.
	Majority of Votes Cast	Non-Routine	FOR
Proposal 2: The approval, on a non-binding, advisory basis, of the compensation of our named executive officers (“NEOs”) (Say-on-Pay).	Majority of Votes Cast	Non-Routine	FOR
Proposal 3: The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2021.	Majority of Votes Cast	Routine	FOR
Proposal 4: The approval of the Amended and Restated 2006 Incentive Plan.	Majority of Votes Cast	Non-Routine	FOR
What happens if additional proposals are presented at the 2021 Annual Meeting of Stockholders?
Other than the matters described in this proxy statement, we are not aware of any additional matters to be presented for a vote at the 2021 Annual Meeting of Stockholders. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the ability to vote your shares in the Company in their discretion on any additional matters properly presented for a vote at the 2021 Annual Meeting of Stockholders.
Who is entitled to vote?
Only stockholders of record at the close of business on April 15, 2021, the record date for the 2021 Annual Meeting of Stockholders, are entitled to receive notice of, and to vote the shares of Class A common stock of the Company, $0.01 par value per share (the “common stock”), that they hold on that date at the 2021 Annual Meeting of Stockholders, including any postponement or adjournment thereof. As of the record date, we had 218,821,746 shares of common stock of the Company issued and outstanding and entitled to vote. Each share of common stock held as of the record date entitles the holder to one vote for each director nominee and one vote on each of the other proposals to be voted upon at the 2021 Annual Meeting.

What is the difference between a “record holder” and stockholder who holds stock in “street name”?

Stockholders of Record: If your shares in the Company are registered in your name with our transfer agent, Computershare, you are a stockholder of record with respect to those shares in the Company and the Notice or proxy materials were sent directly to you by Broadridge Financial Solutions.

Street Name Holders: If you hold your shares in the Company in an account at a bank or broker, then you are the beneficial owner of those shares held in “street name”. The Notice or proxy materials were forwarded to you by your bank or broker, who is considered the stockholder of record for purposes of voting at the 2021 Annual Meeting of Stockholders. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares of common stock in the Company held in your account.

How do I vote?
If you are a stockholder of record of the Company, you may vote or authorize a proxy to vote your shares in one of the following ways:
If you hold shares of common stock of the Company in street name, you may direct how your shares are voted at the 2021 Annual Meeting of Stockholders by submitting voting instructions over the Internet by following the instructions provided in the Notice, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by the institution that holds your shares. As a beneficial owner of shares of the Company held in street name, you may not vote such shares of common stock of the Company at the 2021 Annual Meeting of Stockholders unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the 2021 Annual Meeting of Stockholders. Obtaining a “legal proxy” from your bank, broker or other nominee may take several days.

What are “routine” and “non-routine” matters and how are abstentions and broker non-votes counted?
A broker or other nominee holding shares for a beneficial owner may generally vote on “routine” matters without receiving voting instructions, but may not vote on “non-routine” matters without receiving voting instructions from the beneficial owner. A broker “non-vote” occurs when a broker holding shares for a beneficial owner exercises its discretion to vote the uninstructed shares on a particular “routine” proposal but does not vote on a particular “non-routine” proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. The election of directors (Proposal 1), the non-binding advisory vote to approve the compensation of our NEOs (Proposal 2), and the approval of the Amended and Restated 2006 Incentive Plan (Proposal 4) are considered “non-routine” matters and, therefore, a broker may not vote shares held for a beneficial owner without instructions and there may consequently be broker non-votes in connection with such proposals. Therefore, we strongly encourage you to instruct your broker how you wish it to vote your shares of stock of the Company. The ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2021 (Proposal 3) is considered a “routine” matter and, therefore, a broker may vote shares of the Company held for a beneficial owner without instructions and no broker non-votes are expected to occur in connection with Proposal 3. For purposes of Proposal 1, Proposal 2 and Proposal 3, abstentions and broker non-votes, if any, will not be counted as votes cast and, therefore, will not affect the outcomes of the votes on those proposals. For purposes of Proposal 4, abstentions will have the same effect as votes “against” the proposal, but broker non-votes will not affect the outcome of the vote.
What constitutes a quorum?
If stockholders entitled to cast a majority of all of the votes entitled to be cast are present at the 2021 Annual Meeting of Stockholders, either in person or by proxy, we will have a quorum at the meeting, permitting the conduct of business at the meeting. Pursuant to Maryland law, both abstentions and broker non-votes will be considered present for the purposes of determining the presence of a quorum.
Can I revoke my proxy after I have voted?
You may revoke your proxy at any time before the proxy is exercised at the 2021 Annual Meeting of Stockholders by:
•delivering to our Secretary a written notice of revocation;
•attending the virtual 2021 Annual Meeting of Stockholders and voting at that time (although attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request);
•returning a properly signed proxy card bearing a later date than your first proxy card (if received before the 2021 Annual Meeting of Stockholders); or
•authorizing a later dated proxy using the telephone or Internet (if received before the deadline for telephone or Internet proxies).
If you hold shares of common stock of the Company in street name, you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
What vote is required to approve each proposal that comes before the 2021 Annual Meeting of Stockholders?

Election of directors: To elect a director nominee, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the nominee. This means a director nominee must receive more votes “for” than “against” to be elected, with abstentions and broker non-votes not counting as votes “for” or “against.” If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualifies.

Advisory vote to approve the compensation of our NEOs: The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is required for the approval, on a non-binding, advisory basis, of the compensation of our NEOs, as disclosed in this proxy statement. Abstentions and broker non-votes will not be treated as votes cast and, therefore, will not have any effect on the result of the vote.

Ratification of auditors: To approve the ratification of the appointment of Deloitte, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present must be cast in favor of the proposal. Abstentions will have no impact on the proposal to ratify the appointment of Deloitte. The ratification of the appointment of Deloitte is deemed a “routine” matter and brokers will be permitted to vote uninstructed shares as to such matter.

Approval of the Amended and Restated 2006 Incentive Plan: The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is required for the approval of the Amended and Restated 2006 Incentive Plan, as disclosed in this proxy statement. For purposes of the vote to approve the Amended and Restated 2006 Incentive Plan, abstentions will have the same effect as votes “against” the proposal. Broker non-votes will not have any effect on the result of the vote.

How can I find the results of the 2021 Annual Meeting of Stockholders?
Preliminary results will be announced at the 2021 Annual Meeting of Stockholders. We intend to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2021 Annual Meeting of Stockholders.
What happens if the 2021 Annual Meeting of Stockholders is postponed or adjourned?
Your proxy will still be effective and will be voted at the rescheduled 2021 Annual Meeting of Stockholders. You will still be able to change or revoke your proxy until it is voted.
Who will bear the costs of soliciting votes for the 2021 Annual Meeting of Stockholders?
The Company will bear the entire cost of the solicitation of proxies from its stockholders. We have retained Broadridge Financial Solutions to assist us in connection with the solicitation of proxies for a fee of approximately $4,500, plus reasonable out-of-pocket expenses. In addition to the mailing of the Notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Notice and proxy solicitation materials to our stockholders.
How do I get additional copies of SEC filings?
Copies of our financial reports, including our reports to the SEC filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules, but without exhibits, are available without cost by sending your written request to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, or by calling (480) 998-3478, or by sending an e-mail to the following address: info@htareit.com. We file information electronically with the SEC, and the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.htareit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to our Secretary at the address furnished above. We will furnish the copy upon payment of a fee to reimburse our expenses.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
This proxy statement contains both historical and forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about the Company, the real estate industry and the debt and equity capital markets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Forward-looking statements include information concerning possible or assumed future results of operations of the Company. The forward-looking statements included in this proxy statement are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:
•the Company’s ability to effectively deploy proceeds of offerings of securities;
•changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;
•competition for the acquisition and development of medical office buildings and other facilities that serve the healthcare industry;
•the Company’s ability to acquire or develop real properties, and to successfully operate those properties once acquired or developed;
•pandemics and other health concerns, and the measures intended to prevent their spread, including those related to the ongoing COVID-19 pandemic;
•economic fluctuations in certain states in which the Company’s investments are geographically concentrated;
•financial stability and solvency of the Company’s tenants, including the ability and willingness of the Company’s tenants or borrowers to satisfy obligations under their respective contractual arrangements with the Company and the potential inability of the Company to enforce its rights under its leases during the pendency of any pandemic;
•the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases or the Company’s ability to reposition its properties on the same or better terms in the event of a nonrenewal of a lease or in the event the Company exercises its right to replace an existing tenant;
•fluctuations in reimbursements from third party payors such as Medicare and Medicaid;
•supply and demand for operating properties in the market areas in which the Company operates;
•changes in operating expenses of the Company’s properties, including, but not limited to, expenditures for property taxes, property and liability insurance premiums, and utility rates;
•the Company’s ability and the ability of its tenants to obtain and maintain adequate property, liability and other insurance from reputable, financially stable providers;
•restrictive covenants on certain of the Company’s properties subject to ground leases that may restrict or limit the uses of its properties and the types of tenants the Company is able to lease to, and the Company’s ability to attract new tenants;
•the impact from damage to the Company’s properties from, or increased operating costs associated with, catastrophic weather and other natural events and the physical effect of climate change;
•retention of the Company’s senior management team and its ability to attract and retain qualified key personnel;
•legislative and regulatory changes, including changes to laws governing the taxation of real estate investment trusts (“REITs”) and changes to laws governing the healthcare industry;
•the availability of capital and financing;
•restrictive covenants in the Company’s credit facilities;
•changes in the Company’s credit ratings;
•HTA’s ability to remain qualified as a REIT;
•changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs;
•changes in interest rates, including changes as a result of the phasing out of the London Inter-bank Offered Rate (“LIBOR”) effective June 30, 2023; and

•the risk factors set forth in the Company’s 2020 Annual Report or any subsequent filings with the SEC.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this proxy statement or that may be made elsewhere from time to time by, or on behalf of, the Company.

OVERVIEW OF 2020 PERFORMANCE

$7.5B GROSS INVESTMENTS	~25.4M SF LARGEST ON-CAMPUS OWNER	205% TOTAL SHAREHOLDER RETURNS (Since December 2006)	BBB/Baa2 INVESTMENT GRADE BALANCE SHEET
(as of December 31, 2020)
HTA is a real estate investment trust (“REIT”) and the largest dedicated owner and operator of medical office buildings (“MOBs”) in the United States (“U.S.”). Our MOBs are held by special purpose entities that are primarily controlled by our operating partnership, Healthcare Trust of America Holdings, LP (“HTALP”). Our primary objective is to generate stockholder value through consistent and growing dividends and appreciation in the real property values of our assets.
Since inception, we have invested $7.5 billion primarily in MOBs, development projects, land and other healthcare real estate assets that are primarily located in 20 to 25 high-quality markets that possess above-average economic and socioeconomic drivers. Our portfolio consists of approximately 25.4 million square feet of gross leasable area (“GLA”) throughout the U.S. As of December 31, 2020, approximately 67% of our portfolio was located on the campuses of, or adjacent to, nationally and regionally recognized healthcare systems. We believe these key locations and affiliations create significant demand from healthcare related tenants for our properties. Further, our portfolio is primarily concentrated within major U.S. metropolitan statistical areas (“MSAs”) that we believe will provide above-average economic growth and socioeconomic benefits over the coming years. As of December 31, 2020, we had approximately 1 million square feet of GLA in ten key markets and approximately 94% of our portfolio, based on GLA, is located in the top 75 MSAs, with Dallas, Houston, Boston, Tampa and Hartford/New Haven being our largest markets by investment.
We focus on providing steady and dependable cash flow growth by operating our existing portfolio of high quality MOBs through our sector leading, full-service operating platform that specializes in the property management, facilities maintenance, leasing, construction and development of medical office facilities. Our operating platform was started in 2011 and operates 97% of our total portfolio. Our performance is demonstrated through consistently high tenant retention and leasing spreads, stable occupancy, and expense efficiencies and margin expansion, all of which have led to consistently high levels of earnings growth.
Our Response to COVID-19
In 2020, we took immediate action in response to the COVID-19 pandemic to adjust our business operations and to address the needs of our tenants and staff. Our local property management teams remained focused on maintaining building operations without disruptions in service, allowing our healthcare providers to continue seeing patients. Additionally, we have taken steps at buildings to ensure they remain operational, including enhanced janitorial services, increased signage and hand sanitization stations, increased personal protective equipment for our property management and building engineering staff, and enacted stringent protocols for visitors and vendors to seek to ensure that they are limiting the potential spread of the virus. As a result of these efforts, all of our properties remained open and operational throughout 2020.
We also took a forward-looking relationship-based approach to working with our healthcare partners, who are critical to our long-term success. We proactively worked with our leading healthcare tenants on an as-needed basis to help mitigate the financial impact arising from the pandemic on our tenants. This included approving deferral plans and executing early renewals, which positions us as a partner of choice for the long-term. We believe our focus on efficient operations and relationship-driven decision making has positioned us for long-term growth post-COVID.
Financial Performance
Despite the challenges caused by COVID-19, we continued to achieve solid financial results for our stockholders, including generating record earnings growth, maintaining strong cash collections and increasing our dividend for the 7th consecutive year in a row. These results demonstrate the stability of our portfolio and the resiliency of our healthcare tenants.
•For the year ended December 31, 2020, net income attributable to common stockholders was $0.24 per diluted share, or $52.6 million, compared to $0.14 per diluted share, or $30.2 million, for the year ended December 31, 2019.
•For the year ended December 31, 2020, HTA’s Funds From Operations (“FFO”), as defined by NAREIT, was $344.7 million, or $1.56 per diluted share, compared to $1.53 per diluted share, or $319.7 million for the year ended December 31, 2019.
•For the year ended December 31, 2020, HTA’s Normalized FFO was a record $1.71 per diluted share, or $379.3 million, compared to $1.64 per diluted share, or $344.3 million, for the year ended December 31, 2019, an increase of 4.3%.
For additional information on FFO and Normalized FFO, see “FFO and Normalized FFO” under the “Non-generally accepted accounting principles (“GAAP”) Financial Measures” below, which includes a reconciliation to net income attributable to our stockholders and an explanation why we present these non-GAAP financial measures.
•For the year ended December 31, 2020, HTA raised our quarterly dividend for the 7th consecutive year, resulting in dividend growth of 11.3% since 2014.

Portfolio Operating Performance
We believe we have the largest full-service operating platform in the medical office sector that consists of our in-house property management and leasing, which allows us to better manage and service our existing portfolio. In each of our key markets, we have established a strong in-house asset management and leasing platform that has allowed us to develop valuable relationships with health systems, physician practices, universities, and regional development firms that have led to investment and leasing opportunities for us. Our full-service operating platform has also enabled us to focus on generating cost efficiencies as we gain scale across individual markets and regions.
•We entered into new and renewal leases on approximately 3.9 million square feet of GLA, or 15.2% of the GLA of our total portfolio, during the year ended December 31, 2020. Re-leasing spreads increased to 4.7% and tenant retention for our Same-Property portfolio was 87% by GLA.
•For 2020 charges, we collected 99% of our total monthly rents contractually due and owed, including the impact of our deferred charges.
•As of December 31, 2020, our in-house asset management and leasing platform operated approximately 24.6 million square feet of GLA, or 97% of our total portfolio, a significant increase from the 8.8 million square feet, or 70%, of GLA managed in-house in 2012.
•As of December 31, 2020, our leased rate (which includes leases which have been executed, but which have not yet commenced) was 89.8% by GLA, and our occupancy rate was 89.1% by GLA.
•For the year ended December 31, 2020, Same-Property Cash NOI increased 1.6%, or $7.2 million, to $457.1 million, compared to the year ended December 31, 2019.
For additional information on our NOI and Same-Property Cash NOI, see “NOI, Cash NOI and Same-Property Cash NOI” below, which includes a reconciliation to net income and an explanation why we present these non-GAAP financial measures.
Key Market Focused Strategy and Investments
We believe we have been one of the most active investors in the medical office sector over the last decade. This has enabled us to create a high quality portfolio focused on MOBs serving the future of healthcare with scale and significance in 20 to 25 key markets.
•Our investment strategy includes alignment with key healthcare systems, hospitals and leading academic medical universities. We are the largest owner of on-campus or adjacent MOBs in the country, with approximately 17.0 million square feet of GLA, or 67% of our portfolio, located in these locations. The remaining 33% of our portfolio is located in core community outpatient locations where healthcare is increasingly being delivered.
•Over the last several years, our investments have been focused in our 20 to 25 key markets which we believe will outperform the broader U.S. market from an economic and demographic perspective. As of December 31, 2020, approximately 94% of our portfolio’s GLA is located in the top 75 MSAs. Our key markets represent top MSAs with strong growth metrics in jobs, household income and population, as well as low unemployment and mature healthcare infrastructures. Many of our key markets are also supported by strong university systems.
•Our key market focus has enabled us to establish scale and effectively utilize our asset management and leasing platform to deliver consistent same store growth and additional yield on investments, and also cost effective service to tenants. As of December 31, 2020, we had approximately 1 million square feet of GLA in ten key markets and approximately 0.5 million square feet of GLA in 17 key markets. We expect to establish this scale across 20 to 25 key markets as our portfolio expands.
•During the year ended December 31, 2020, we closed on approximately $191.7 million of investments totaling approximately 600,000 square feet of GLA, with expected year-one contractual yields of approximately 6.0%. These properties were approximately 94% occupied as of closing, and are located within our key markets.
•During the year ended December 31, 2020, we completed the disposition of one MOB located in Kansas City for an aggregate gross sales price of $16.8 million, representing approximately 69,000 square feet of GLA, and generating net gains of approximately $7.6 million. Additionally, during the year ended December 31, 2020, we sold part of our interest in undeveloped land in Miami, Florida for a gross sales price of $7.6 million, which resulted in a net gain of approximately $2.0 million.
•During the year ended December 31, 2020, we completed a 127,000 square feet of GLA Class A MOB development in Raleigh, North Carolina, which is 77% leased as of December 31, 2020. HTA continued to develop three new on-campus MOBs located in the key markets of Miami, Florida; Bakersfield, California; and Dallas, Texas. In total, HTA has development projects in process of approximately $110 million, totaling approximately 244,000 square feet of GLA, and that are expected to be more than 79% pre-leased upon completion. Additionally, during 2020, HTA continued to redevelop two MOBs located in Los Angeles, California with estimated costs of approximately $20 million and totaling approximately 105,000 square feet of GLA.

Financial Strategy and Balance Sheet Flexibility
•As of December 31, 2020, we had total leverage of (i) 32.3%, measured by debt less cash and cash equivalents to total capitalization, and (ii) 5.9x net debt to Adjusted Earnings before Interest Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”). Including the impact of unsettled forward equity agreements, leverage would have been 29.2% and 5.3x, respectively, as of December 31, 2020.
•Total liquidity was $1.4 billion, inclusive of $1.0 billion available on our unsecured revolving credit facility, $277.5 million of forward equity agreements, and cash and cash equivalents of $115.4 million as of December 31, 2020.
•In 2020, we issued $800.0 million in senior unsecured notes due 2031 at a coupon of 2% per annum. Proceeds were used to repay approximately $600.0 million of existing debt, allowing us to extend our earliest maturing public debt to 2026. As part of these repayments, HTA incurred debt extinguishment costs of approximately $27.7 million.
•As of December 31, 2020, the weighted average remaining term of our debt portfolio was 7.2 years.
•During the year ended December 31, 2020, we paid down approximately $114.1 million of outstanding secured mortgage loans, resulting in our elimination of any secured borrowings.
•During the year ended December 31, 2020, we issued approximately 1.7 million shares of our common stock under our ATM program for net proceeds of approximately $50.0 million, adjusted for costs to borrow equating to a net price to us of $29.86 per share of common stock. Additionally, we have outstanding forward sale arrangements pursuant to forward equity agreements, with anticipated net proceeds of $277.5 million based on an average initial forward price of $29.46, subject to adjustments as provided in the forward equity agreements. These forward sale arrangements mature in accordance with their applicable contract terms by mid-2021; however, the agreements provide for mechanisms to extend settlement upon mutual agreement between us and the counterparty/distribution agent.
Stockholder Returns
Since our founding in 2006 through the year ended December 31, 2020, we have been one of the top performing public REITs in the U.S., generating total stockholder returns of 205%, which outperforms the U.S. REIT Index (RMS), measured from January 1, 2007 to December 31, 2020.

HTA Total Returns (Since Inception)
325%
275%
225%
175%
125%
75%
25%
-25%
-75%
S&P: 255%
HTA: 205%
RMS: 89%
12/29/2006
12/29/2007
12/29/2008
12/29/2009
12/29/2010
12/29/2011
12/29/2012
12/29/2013
12/29/2014
12/29/2015
12/29/2016
12/29/2017
12/29/2018
12/29/2019
12/29/2020
HTA
US REIT Index (RMS)
S&P 500
*As of 12.31.20

Since listing on the NYSE in 2012 through the year ended December 31, 2020, we have been one of the top performing public REITs in the U.S., generating total stockholder returns of 104%, which outperforms the U.S. REIT Index (RMS), measured from June 6, 2012 to December 31, 2020.

HTA Total Returns (Since Listing)
220%
170%
120%
70%
20%
-30%
S&P:240%
HTA:104%
RMS:86%
SNL HC REIT Index:72%
6/6/2012
12/6/2012
6/6/2013
12/6/2013
6/6/2014
12/6/2014
6/6/2015
12/6/2015
6/6/2016
12/6/2016
6/6/2017
12/6/2017
6/6/2018
12/6/2018
6/6/2019
12/6/2019
6/6/2020
12/6/2020
HTA
US REIT Index (RMS)
S&P 500
SNL HC REIT

Environmental, Social and Governance
We are committed to operating in an economically, socially and environmentally responsible manner, while balancing the interest of diverse stakeholders. In order to achieve these goals, we have implemented a corporate social responsibility program aimed at aligning our values with our daily operations and have formalized ESG policies related to our corporate social responsibility program.
Throughout our portfolio, we are focused on sustainability and operating efficiency improvements in our buildings. These efforts include: (i) local sustainability initiatives; (ii) capital investments in energy efficiency projects, such as energy management systems, LED lighting, and upgraded HVAC; and (iii) operating procedure best-practices that drive efficiency. We believe these efforts reduce our environmental footprint while also lowering operating costs, which directly benefits our tenants and the community. We believe that sustainability is an important concept and supports our goal of increasing stockholder value through earnings growth. By leveraging our national platform, we continue to reduce our environmental impact and we are establishing measurable goals and benchmarks to facilitate the performance of our buildings.
We also focus on engaging and bettering the community in the 20-25 key markets in which we operate. We invest in local charitable efforts related to healthcare providers and have employees in over 25 markets; we focus on attracting, rewarding, and retaining talented employees by providing an environment that is cohesive, collaborative and sensitive to diversity and inclusion initiatives. Our employees are awarded competitive compensation packages, including healthcare benefits, participation in a 401(k) plan and paid time-off. We are focused on creating a healthy workplace that promotes health and wellness and we are devoted to philanthropic initiatives that improve the overall well-being of our communities.
We will continue our commitment to environmental initiatives and seek to drive positive change and value creation for our Company, the communities in which we operate, our tenants, employees, and stockholders. We believe that integrating sustainability initiatives throughout our business is critical to our long-term success. More about our ESG policies and corporate social responsibility program is available on our Corporate Social Responsibility page under “About HTA” on our website at www.htareit.com.
Human Capital Management
As of December 31, 2020, we had 333 employees. Maintaining and advancing a diverse and inclusive workplace environment is an important goal at HTA. In doing so, our goal is to develop and train our employees to provide them with a comprehensive understanding of the necessity for diversity in the workplace and to foster a healthy working environment. Additionally, we support employee development through numerous company-sponsored training programs and professional development opportunities. Our employees regularly participate in various industry-specific training programs and conferences, and are encouraged to seek out relevant certifications or accreditations that provide additional expertise in real estate and other relevant sector-specific subjects. In addition, we provide internal cross-functional training opportunities in order that our employees may familiarize themselves with multiple aspects of our business.
Our commitment to our employees continues to be a high priority for us. In addition to base salary, our annual compensation and benefit plans includes short-term incentive bonuses, long-term incentive stock plans, a 401(k) plan, healthcare and insurance benefits, health savings accounts, paid time off, tuition assistance, employee assistance programs, among other benefits. We are committed to the health, safety and well-being of all of our employees. In response to the COVID-19 pandemic, we have taken additional precautionary measures to adjust our business operations and to address the needs of our employees. Throughout the course of the pandemic, we have broadly engaged with our employees through surveys to solicit feedback on HTA’s COVID-19 response, ensuring that our actions are aligned with the needs of our employees and have addressed employee concerns. In addition to our ongoing sponsorship of various health and wellness initiatives to aid in the overall well-being of our employees, we have provided hazard pay, deployed comprehensive personal protective equipment, and have implemented many new protocols both in our tenant buildings and regional office locations based on the Center for Disease Control and other government mandated or recommended guidelines.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of eight directors, and seven of these directors are being nominated to serve as directors pursuant to this proxy statement. Our charter and bylaws provide for a minimum of three and a maximum of 15 directors. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated each of the following incumbent directors for reelection to our Board of Directors to serve until the 2022 Annual Meeting of Stockholders and until their respective successors are duly elected and qualifies: Scott D. Peters; W. Bradley Blair, II; Vicki U. Booth; H. Lee Cooper; Warren D. Fix; Peter N. Foss; and Jay P. Leupp.
Gary T. Wescombe has elected not to stand for re-election as a director at the 2021 Annual Meeting due to his retirement. As a result, Mr. Wescombe is not a director nominee in this proxy statement.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted “FOR” all nominees who are named below. Each of the nominees has consented to being named as a nominee in this proxy statement and has agreed that, if elected, he or she will serve on the Board of Directors until the 2022 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies. If any nominee becomes unable or unwilling for good cause to serve as a director if elected, the shares represented by proxies may be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may choose to reduce the number of directors serving on the Board of Directors. We are not aware of any family relationship among any of the nominees to become directors or NEOs of the Company. Each of the nominees for election as a director has advised us that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her election as a director except that such nominees have agreed to serve as our directors if elected.
Our Board of Directors recommends a vote “FOR” all nominees named below for election as directors.

Director Nominees
Biographical Information
The following table and biographical descriptions set forth information with respect to the individuals who are our director nominees.

Scott D. Peters
Chief Executive Officer, President and Chairman of the Board of Directors
Age: 63
Director Since: 2006
Committees: Investment

Biographical Description:
Mr. Peters has served as the Chairman of the Board of Directors since July 2006, Chief Executive Officer since April 2006 and President since June 2007. He served as the Chief Executive Officer, President and a director of Grubb & Ellis Company (“GBE”), our former sponsor, from December 2007 to July 2008, and as the Chief Executive Officer, President and director of NNN Realty Advisors, a wholly owned subsidiary of GBE, from its formation in September 2006. Through the time of its merger with GBE, Mr. Peters served as the Executive Vice President and Chief Financial Officer of Triple Net Properties, Inc. from September 2004 to November 2006. From April 2006 to 2007, Mr. Peters served as a director of NNN Apartment REIT, Inc. Mr. Peters served as President and Chief Executive Officer of G REIT, Inc. from 2005 to 2006, having previously served as the company’s Executive Vice President and Chief Financial Officer from September 2004. From February 1997 to February 2007, Mr. Peters served as Senior Vice President, Chief Financial Officer and a director of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)), a publicly traded REIT. From 1992 through 1996, Mr. Peters served as Executive Vice President and Chief Financial Officer of the Pacific Holding Company in Los Angeles. From 1988 to 1992, Mr. Peters served as Senior Vice President and Chief Financial Officer of Castle & Cooke Properties, Inc. Mr. Peters received a B.B.A. degree in Accounting and Finance from Kent State University.

Board Experience and Qualifications:
Mr. Peters has over 25 years of experience in managing publicly traded REITs and brings to the Company insight into all aspects of our business due to both his current role and his history with the Company. Mr. Peters co-founded the Company in 2006 and has served as our Chief Executive Officer since inception. Mr. Peters also has substantial expertise in finance, accounting and real estate, having previously served with a variety of companies as chief financial officer. His comprehensive experience and extensive knowledge and understanding of the healthcare and real estate industries has been instrumental in the creation, development and growth of the Company, and its current investment strategy.

W. Bradley Blair, II
Lead Independent Director of the Board of Directors / Financial Expert
Age: 77
Director Since: 2006
Committees: Audit, Compensation, Nominating and
Corporate Governance, and Investment (Chair)

Biographical Description:
Mr. Blair was appointed as the lead independent director of our Board of Directors in December 2014 and has served as an independent director of the Company since September 2006. Mr. Blair served as the Chief Executive Officer, President and Chairman of the board of directors of Golf Trust of America, Inc. (now known as Pernix Therapeutics Holdings, Inc. (NYSE MKT LLC: PTX)) from the time of its formation as a REIT and initial public offering in 1997 until his resignation and retirement in November 2007. During that term, Mr. Blair managed the acquisition, operation, leasing and disposition of the assets of the portfolio. From 1993 until February 1997, Mr. Blair served as Executive Vice President, Chief Operating Officer and General Counsel for The Legends Group. As an officer of The Legends Group, Mr. Blair was responsible for all aspects of its operations, including acquisitions, development and marketing. From 1978 to 1993, Mr. Blair was the managing partner at Blair Conaway Bograd & Martin, P.A., a law firm specializing in real estate, finance, taxation and acquisitions. Currently, Mr. Blair operates the Blair Group, a consulting practice, which focuses on real estate acquisitions and finance. Mr. Blair received a B.S. degree in Business from Indiana University in Bloomington, Indiana and a Juris Doctorate degree from the University of North Carolina School of Law. Mr. Blair is a member of the American Bar Association and the North Carolina Bar Association.

Board Experience and Qualifications:
Mr. Blair, the lead independent director of the Board of Directors, provides the Company with broad real estate and legal experience, having served with a variety of companies in advisory, executive and/or director roles for over 40 years, including over 10 years as chief executive officer, president and chairman of the board of directors of a publicly traded REIT. He also operates a consulting practice which focuses on real estate acquisitions and finance. His diverse background in other business disciplines, coupled with his deep understanding and knowledge of real estate, contributes to the quality guidance and oversight he brings to our Board of Directors.

Vicki U. Booth
Independent Director of the Board of Directors
Age: 58
Director Since: 2018
Committees: Audit, Compensation, Nominating and
Corporate Governance (Chair), and Risk Management

Biographical Description:
Ms. Booth has served as an independent director of the Company since March 2018. Ms. Booth currently serves as the President and Board Chair of the Ueberroth Family Foundation, overseeing the investment of foundation assets and day to day operations. She is actively engaged in working with organizations focused on healthcare, human services and improving the lives of youth. Through these activities, Ms. Booth has established strong relationships within the healthcare community that provides her with strategic insights into health system plans. Her relationships have led to current roles as a Director for Hoag Hospital, part of the Providence St. Joseph Health system, where she chairs the Nominating and Governance Committee and serves on the Quality Improvement Committee, Finance Committee and Community Benefit Committee. She also serves as a Director of the Hoag Clinic. Ms. Booth recently completed her term as a member of the Texas Christian University (“TCU”) Chancellor’s Advisory Council.
In addition, Ms. Booth currently serves on the Steering Committee of the Family Foundation Alliance and is a member of Orange County Grantmakers. She is the past chair of the Board of Governors of the Orange County Community Foundation where she continues to chair the Community Impact Committee. Ms. Booth received her Bachelors of Arts degree from the University of Colorado.

Board Experience and Qualifications:
Ms. Booth brings to the Company experience within the healthcare sector through the various positions she has held with healthcare universities and hospitals. These roles have allowed Ms. Booth to develop extensive relationships with leading healthcare communities and provided her with in-depth knowledge and understanding of the healthcare industry within which we operate.

H. Lee Cooper
Independent Director of the Board of Directors / Financial Expert
Age: 58
Director Since: 2020
Committees: Compensation, Nominating and Corporate
Governance, and Risk Management (Chair)

Biographical Description:
Mr. Cooper has served as an independent director of the Company since January 2020. Mr. Cooper is currently the CEO of Shields Health Solutions. Prior to that, Lee was an operating partner at Welsh, Carson, Anderson & Stowe, a leading private equity firm focused on healthcare and technology investing. From 1990 to July 2019, Mr. Cooper served as an executive at the General Electric Company (“GE”), most recently as the President & CEO of GE Healthcare Systems, U.S. and Canada. In this role, he oversaw GE Healthcare’s core businesses of Imaging, Ultrasound, Life Care Solutions, Enterprise Digital Solutions and Services and partnered with care providers, healthcare systems and governments to improve healthcare quality, access and affordability. Mr. Cooper also served as the Commercial Officer for GE and several of its subsidiaries, including GE Energy Connections and GE Capital – Americas. He also served as the co-sponsor of several forums and initiatives aimed at increasing representation of women and minorities in GE’s various businesses. Mr. Cooper holds a Bachelor of Arts degree from Ohio Wesleyan University. the CEO of Shields Health Solutions. Prior to that, Mr. Cooper was From 1990 to July 2019n

Board Experience and Qualifications:
Mr. Cooper is a distinguished leader in the healthcare industry, as a result of his roles in healthcare-focused private equity and his more than 25 years with GE. He brings a distinguished Fortune 500 public company background, healthcare experience and relationships, and leadership skills.

Warren D. Fix
Independent Director of the Board of Directors / Financial Expert
Age: 82
Director Since: 2006
Committees: Audit, Compensation, Investment, and
Risk Management

Biographical Description:
Mr. Fix has served as an independent director of the Company since September 2006. Until November of 2008, when he completed the entity’s dissolution, he served for five years as the Chief Executive Officer of WCH, Inc., formerly Candlewood Hotel Company, Inc., having served as its Executive Vice President, Chief Financial Officer and Secretary since 1995. During his tenure with Candlewood Hotel Company, Inc., Mr. Fix oversaw the development of a chain of extended-stay hotels, including 117 properties aggregating 13,300 rooms. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree Hotels, primarily developing debt and equity sources of capital for hotel acquisitions and refinancing. Mr. Fix has been and continues to be a partner in The Contrarian Group, a business management and investment company since December 1992. From 1989 to December 1992, Mr. Fix served as President of The Pacific Company, a real estate investment and development company. During his tenure at The Pacific Company, Mr. Fix was responsible for the development, acquisition and management of an apartment portfolio comprising in excess of 3,000 units. From 1964 to 1989, Mr. Fix held numerous positions, including Chief Financial Officer, with The Irvine Company, a major California-based real estate firm that develops residential property, for-sale housing, apartments, commercial, industrial, retail, hotel and other land related uses. Mr. Fix was one of the initial team of ten professionals hired by The Irvine Company to initiate the development of 125,000 acres of land in Orange County, California. Mr. Fix is a Certified Public Accountant (inactive). He received his Bachelor of Arts degree from Claremont McKenna College and is a graduate of the UCLA Executive Management Program, the Stanford Financial Management Program, the UCLA Anderson Corporate Director Program, and the Stanford Directors’ Consortium.

Board Experience and Qualifications:
Mr. Fix provides the Company with financial and management expertise, with particular industry knowledge in real estate, hospitality and financial services. He has served in various executive and/or director roles in a number of public and private companies in the real estate, financial and technology sectors for over 40 years.

Peter N. Foss
Independent Director of the Board of Directors
Age: 77
Director Since: 2015
Committees: Audit, Compensation (Chair), Nominating
and Corporate Governance, and Investment

Biographical Description:
Mr. Foss has served as an independent director of the Company since April 2015. Mr. Foss was President of General Electric Company’s (“GE”) Olympic Sponsorship and Corporate Accounts from 2003 until his retirement in February 2013. In addition, Mr. Foss was General Manager for Enterprise Selling at GE, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. Mr. Foss was rehired by GE in November 2013 to serve as the leader of the GE/NFL Brain Research Program. He has been with GE for 35 years and, prior to his most recent positions, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to GE Polymerland, Mr. Foss served in various commercial roles with GE, including introducing LEXAN® film in the 1970s, and was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions, including leading the GE Plastics effort in Mexico in the mid-1990s. Mr. Foss serves on the board of nThrive (formerly MedAssets Precyse), a private company. Mr. Foss previously served on the board of directors of First Horizon National Corporation (NASDAQ: FHN), Capital Bank Corp., Green Bankshares and TIB Financial Corp. In addition, Mr. Foss serves as the President of the ALS Finding a Cure Foundation. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Board Experience and Qualifications:
Mr. Foss provides the Company with significant experience in marketing and sales based on his over 30 year career at GE. During his time at GE, he had extensive involvement with the healthcare industry. In addition to leading GE’s global sales efforts, which included its global Healthcare division, he was also instrumental in founding the GE/NFL Brain Research Program. These roles allowed Mr. Foss to develop extensive relationships with leading healthcare providers and also provided him with a keen understanding of the changing delivery of healthcare. These relationships and his significant business experience at GE provide the Board of Directors with insights regarding matters affecting trends in the healthcare industry.

Jay P. Leupp
Independent Director of the Board of Directors / Financial Expert
Age: 57
Director Since: 2020
Committees: Audit (Chair), Compensation, Nominating
and Corporate Governance, and Investment

Biographical Description:
Mr. Leupp was appointed as an independent director of the Company in January 2020. Mr. Leupp is currently the Managing Partner and Senior Portfolio Manager for Terra Firma Asset Management, LLC (“TFAM”). Prior to TFAM, Mr. Leupp was Managing Director, Senior Portfolio Manager for Lazard Asset Management LLC in San Francisco, CA where he worked from 2011 to June 2020. Prior to joining Lazard, Mr. Leupp was the President and Chief Executive Officer of Grubb & Ellis Alesco Global Advisors, which he founded in 2006 prior to its sale to Grubb & Ellis, and served as the Senior Portfolio Manager for their real estate securities mutual funds. Prior to that, Mr. Leupp has a long career as an equity analyst, including as a managing director at RBC and Robertson Stephens. Mr. Leupp also holds an MBA degree from Harvard University and a Bachelor of Accounting degree from Santa Clara University. Mr. Leupp is a past chairman and member of the Board of Directors of Chaminade College Preparatory, Los Angeles, and the Santa Clara University Board of Regents. He currently serves on the Board of Directors of G.W. Williams Company, Apartment Investment and Management Company, and on the Policy Board of the Fisher Center for Real Estate at the University of California, Berkeley. Mr. Leupp is a Past Chairman (2002-2009) of SCU Board of Regents.

Board Experience and Qualifications:
Mr. Leupp is a long-time REIT veteran, with over 25 years in the publicly traded real estate markets. He brings to the Company extensive and broad real estate, financial, and capital markets expertise and has held several board of director and leadership positions which experience is expected to be of benefit to the Company.

CORPORATE GOVERNANCE

Independent Director Nominees 6 of 7	Full Board Meetings 14	Frequency of Board Elections Annually	% of New Members Since 2015 50%
Our Board of Directors is committed to representing the Company’s stockholders and providing best practices in corporate governance. We engage with our investors on corporate governance best practices and trends through involvement with investor one-on-one meetings, attendance at conferences, and the organization of property tours. Additionally, in response to our investors’ input over the past five years, the Board of Directors has taken several actions that it believes promotes long-term value creation, transparency and full representation of the Company’s and its stockholders’ best interests. The actions of our Board over the last several years include:
Timeline of Board Actions

2019-2020
»	Established ESG subcommittee within the Nominating and Corporate Governance Committee.
»	Approved formal ESG policies related to the Company’s corporate social responsibility program.
»	Adopted bylaw amendments that provide stockholders the power to amend the bylaws, without limitation.
2018
»	Adopted bylaw amendments to provide stockholders with proxy access for director nominations, subject to certain conditions, and to grant stockholders the power to amend the bylaws on specified terms.
»	Implemented a Board member retirement age of 78 (with a two-year transitional period).
»	Increased Board diversification.
»	Evaluated and established an updated evaluation framework for our NEO’s 2018 incentive plan.
2017
»	Opted out of the provisions of MUTA that would allow a staggered board without prior stockholder approval.
»	Revised the Board of Directors’ Committee composition.
2016
»	Appointed a lead independent director to the Board of Directors.
»	Eliminated the CEO’s single trigger “walkaway” severance right in concert with the CEO in response to stockholder feedback.
Key Corporate Governance Changes Since 2017
Our Board of Directors is committed to representing the best interests of the Company and utilizing best practices in its corporate governance. The Board of Directors regularly communicates with its stockholders and monitors trends and practices in corporate governance. Since 2017, our Board of Directors has taken several actions related to corporate governance best practices, including the following:
•ESG subcommittee. In 2020, the Nominating and Corporate Governance Committee established an ESG subcommittee to oversee the Company’s sustainability efforts. Under this leadership, the Company issued its inaugural ESG report, submitted its ESG practices to various ranking agencies and formalized ESG policies related to the Company’s corporate social responsibility program.
•Stockholder Power to Amend the Bylaws. In April 2020, the Board of Directors further amended the Company’s bylaws to permit stockholders to amend the Company’s bylaws by the affirmative vote of a majority of all the votes entitled to be cast on the matter, pursuant to a binding proposal submitted by any stockholder.
•Changes to Incentive Plan. In July 2018, to better align the Company’s compensation and best practices, the Compensation Committee and the Board of Directors approved a change to the Company’s incentive compensation plan based on feedback from stockholders and our independent compensation consultants. The Company performance weighting of each NEO’s awards were increased from 50% to 70%, and the subjective and discretionary measurements were eliminated and replaced with objective measurements to determine the Company performance portion of the award. In addition, the measurement period for the relative TSR metric will be increased from a three-year TSR to a five-year TSR within the next couple of years at such time as the Company is able to provide a complete historical look-back that has sufficient historical growth.

•Board Age Policy. In July 2018, the Nominating and Corporate Governance Committee and the Board of Directors approved an amendment to the Nominating and Corporate Governance Committee’s charter to be effective from and after the 2020 Annual Meeting of Stockholders providing that an individual who would be 78 (i) at the time of election to the Board would not be nominated for initial election to the Board, and (ii) at the time of re-election to the Board would not be nominated for re-election to the Board, however, in the latter case, the Nominating and Corporate Governance Committee may recommend, and the Board may approve, the nomination for re-election of a director who would be age 78 at the time of re-election, if, in light of all the circumstances, the Board determines, on the recommendation of the Nominating and Corporate Governance Committee, that it is in the best interests of the Company and its stockholders.
In 2020, two of our previous members of the Board of Directors were at or near the approved board member retirement age mentioned above and elected not to stand for re-election as directors at the 2020 Annual Meeting. Additionally, in 2021, Mr. Wescombe was at the approved board member retirement age mentioned above and elected not to stand for re-election as a director at the 2021 Annual Meeting due to his retirement. As of this election period, one member of the Board of Directors (Mr. Fix) is of the board member retirement age. To preserve the stability and continuity of the Board and to allow for sufficient time to seek a representative and diverse pool of candidates who possess the requisite industry and other relevant knowledge of our business, we believe a transitional timeline is prudent. This timeline helps to ensure that there is sufficient cohesion among our existing directors with incoming candidates, and provides effective continuation of the explicit and implicit roles and responsibilities within the Board. Accordingly, the Company and its Board of Directors approved a waiver to the age limit requirement for Mr. Fix, which the Board believes is in the best interests of the Company and its stockholders.
•Proxy Access. In April 2018, the Board of Directors amended the Company’s bylaws to provide stockholders with proxy access for director nominations subject to certain conditions. In summary, the amendment permits qualifying stockholders, or a qualifying group of no more than 20 stockholders, that have continuously owned at least 3% of the Company’s outstanding shares of common stock throughout at least a three-year period, to nominate and to require the Company to include in its proxy materials director nominees constituting up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s bylaws and subject to the terms and conditions therein.
•Increased Board Diversity. In March 2018, the Board of Directors addressed gender diversity of the Board by electing two female directors, Vicki U. Booth and Roberta B. Bowman, to the Board of Directors. Ms. Bowman chose not to stand for re-election at the 2019 Annual Meeting as she decided to pursue new professional opportunities serving as the Ladies Professional Golf Association’s Chief Brand and Communications Officer.
•Opting out of the Maryland Unsolicited Takeovers Act (“MUTA”). In July 2017, the Board of Directors adopted a resolution prohibiting the Company from electing to be subject to Section 3-803 of Subtitle 8 of Title 3 of Maryland General Corporation Law (the “MGCL”) which is commonly referred to as MUTA. Section 3-803 of the MGCL, together with other provisions of Subtitle 8 of Title 3 of the MGCL, permits the board of directors of a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to classify the board of directors without stockholder approval. By adopting this resolution, the Company will be prohibited from classifying the Board of Directors without first obtaining stockholder approval.
Board of Directors
The Board of Directors held 14 meetings during the year ended December 31, 2020. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during the year and the total number of meetings held by all committees of the Board of Directors on which such members served during the periods in which they served.
Board Leadership Structure
The Nominating and Corporate Governance Committee and the Board of Directors believe it is important to select the Chairman of the Board of Directors (the “Chairman”) and Chief Executive Officer in the manner they consider in the best interests of the Company at any given point in time. The members of the Nominating and Corporate Governance Committee and the Board of Directors possess considerable business experience and in-depth knowledge of the issues the Company faces and, therefore, are in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. Accordingly, the Chairman and Chief Executive Officer positions may be filled by one individual or by two different individuals. The Nominating and Corporate Governance Committee and the Board of Directors believe that the most effective leadership structure for the Company at this time is for Mr. Peters to serve as both our Chairman and Chief Executive Officer, and to work closely with the lead independent director. Mr. Peters’ combined role as Chairman and Chief Executive Officer serves as a bridge between the Board of Directors and management and provides unified leadership for developing and implementing our strategic initiatives and business plans.

Lead Independent Director
The lead independent director’s responsibilities include, among other things, presiding over all meetings at which the Chairman is not present, including executive sessions of independent directors, calling meetings of independent directors, functioning as a liaison with the Chairman, approving board meeting agendas and scheduling and conferring with the Chairman on strategic planning matters and transactions. In July 2020, Mr. Blair was re-elected by the Nominating and Corporate Governance Committee as lead independent director for a term of one year until the 2021 Annual Meeting of Stockholders. Any subsequent lead independent director shall be elected annually for a term of one-year. The Board of Directors believes this allocation of responsibility provides for effective leadership while maintaining independence.
A full list of the lead independent director’s duties and responsibilities is also available by clicking on “Corporate Governance” in the “Corporate Information” section under “Investor Relations” on our website at www.htareit.com.
Director Attendance at Annual Meetings of Stockholders
Although we have no policy with regard to attendance by the members of the Board of Directors at our annual meetings of stockholders, we invite and encourage the members of the Board of Directors to attend our annual meeting of stockholders to foster communication between our stockholders and the Board of Directors. All of our directors attended the 2020 Annual Meeting of Stockholders.
Contacting the Board of Directors
Any stockholder or other interested party who desires to contact members of the Board of Directors or our lead independent director may do so by writing to Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the Board of Directors, or to one or more independent directors as deemed appropriate by our Secretary, depending on to whom the communication is addressed or other facts and circumstances set forth in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our Secretary to the Audit Committee for review.
Director Independence
We currently have an eight member Board of Directors. One of our current directors, Gary T. Wescombe, has elected not to stand for re-election as a director at the 2021 Annual Meeting due to his retirement. As a result, Mr. Wescombe is not a director nominee in this proxy statement. Thus, immediately following the 2021 Annual Meeting, our Board of Directors will consist of seven directors. Our independent directors meet throughout the year in regularly scheduled executive sessions. Our charter provides that a majority of our directors must be “independent directors”. During 2020, we consider W. Bradley Blair, II, Vicki U. Booth, H. Lee Cooper, Warren D. Fix, Peter N. Foss, Jay P. Leupp, and Gary T. Wescombe to be “independent directors” as defined in our charter and under NYSE and SEC rules. Our Nominating and Corporate Governance Committee evaluates each of our named director’s, other than Mr. Peters’, independence on an annual basis by considering, various factors, including, among others, any conflicts of interest. As currently defined in our charter, the term “independent director” means:
“[A] Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Corporation or its Affiliates by virtue of (i) employment by the Corporation or any of its Affiliates; (ii) performance of services, other than as a Director, for the Corporation; or (iii) maintenance of a material business or professional relationship with the Corporation or any of its Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Corporation and its Affiliates (excluding fees for serving as a director of the Corporation or other REIT or real estate program that is organized, advised or managed by the Corporation and its Affiliates) exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Corporation or its Affiliates shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law is or has been associated with the Corporation or its Affiliates.”
In addition, our Audit Committee and Compensation Committee members qualify as independent under the NYSE’s and SEC’s rules applicable to Audit Committee and Compensation Committee members.

Risk Management
Our Board of Directors and each of its committees serve an important function in overseeing the management of the Company’s risks. Our Board of Directors regularly reviews our material risks and exposures, including, without limitation, operational, strategic, financial, legal, regulatory and cyber security risks. Management is responsible for identifying the material risks facing the Company, implementing appropriate risk management strategies that are responsive to our risk profile, integrating the consideration of risks and risk management into our decision-making process, and promulgating policies and procedures to ensure that information with respect to material risks is transmitted to our senior executives, our Board of Directors and appropriate committees of our Board of Directors. Our Board of Directors maintains oversight of the Company’s risk management activities through the work of our Audit, Compensation, Nominating and Corporate Governance, Investment, and Risk Management Committees.
The Risk Management Committee has primary responsibility at the Board of Directors level for overseeing our risk management activities. The Risk Management Committee’s responsibilities include reviewing and discussing with management, other Board committees and our Board of Directors any significant risks or exposures faced by us, the steps management has taken (or intends to take) to identify, mitigate, monitor, control or avoid such risks or exposures, and our underlying policies with respect to risk assessment and risk management. In addition, the Audit Committee reviews the management of financial risk and our policies regarding risk assessment and risk management. The Compensation Committee reviews the management of risks relating to our compensation plans and arrangements. The Investment Committee reviews the risks associated with our acquisitions. The Nominating and Corporate Governance Committee reviews the management of risks relating to regulatory compliance and our corporate governance policies, including our ESG policies.
Our Board of Directors is regularly informed regarding the risk oversight discussions and activities of each of these committees. In addition, members of management responsible for managing our risk periodically report to the Board of Directors regarding risk management matters.
Committees of the Board of Directors
Our Board of Directors may in the future establish committees it deems appropriate to address specific areas in more depth than may be possible at a Board of Directors meeting, provided that the majority of the members of each committee are independent directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Investment Committee and a Risk Management Committee.
The table below lists the current chairs and membership of each standing Board committee, the independence status of each member and the number of meetings held by each committee during the year ended December 31, 2020.

Name	Independence	Audit	Compensation	Nominating & Corporate Governance	Investment	Risk Management
Scott D. Peters Chairman and CEO		—	—	—	●	—
W. Bradley Blair, II Lead Independent Director	✓	●	●	●	C	—
Vicki U. Booth	✓	●	●	C	—	●
H. Lee Cooper	✓	—	●	●	—	C
Warren D. Fix	✓	●	●	—	●	●
Peter N. Foss	✓	●	C	●	●	—
Jay P. Leupp	✓	C	●	●	●	—
Gary T. Wescombe (1)	✓	●	—	—	●	●
Number of Meetings		7	3	5	5	4
C = Chair
● = Member
(1) Mr. Wescombe notified the Board of his retirement after completion of his current term of service which will end on the date of the 2021 Annual Meeting. Until the 2021 Annual Meeting, Mr. Wescombe will continue as a member of the Board of Directors and will continue to fulfill his duties within the applicable committees noted above.

The primary responsibilities of each Board committee listed above are set forth below:
Audit Committee
The primary responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to our stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The Audit Committee is responsible for the selection, evaluation and, when necessary, replacement of our independent registered public accounting firm. The Audit Committee is also responsible for preparing the Audit Committee Report to Stockholders for inclusion in our annual proxy statement. Under our Audit Committee charter, the Audit Committee must be comprised solely of independent directors. W. Bradley Blair, II, Warren D. Fix, Jay P. Leupp, and Gary T. Wescombe have been designated as Audit Committee financial experts.
Compensation Committee
The primary responsibilities of the Compensation Committee are to advise the Board of Directors on compensation policies, establish performance objectives for our NEOs, prepare the Compensation Committee Report for inclusion in our annual proxy statement, review and recommend to our Board of Directors the appropriate level of director compensation and annually review our compensation strategy and assess its effectiveness. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. Under the Compensation Committee charter, the Compensation Committee must be comprised solely of independent directors.
Additional information regarding the Compensation Committee’s processes and procedures for consideration of NEO compensation is provided in the “Compensation Discussion and Analysis” section below.
Nominating and Corporate Governance Committee
The primary responsibilities of the Nominating and Corporate Governance Committee are to identify qualified individuals to serve as members of the Board of Directors, to recommend to the Board of Directors the selection of director nominees for election at the annual meeting of stockholders, to make recommendations regarding the composition of our Board of Directors and its committees, to assess director independence and the effectiveness of the Board of Directors, to develop and implement corporate governance guidelines and to oversee our compliance and ethics program.
The Nominating and Corporate Governance Committee will consider candidates for our Board of Directors recommended by our stockholders. Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources. Recommendations should be delivered to Healthcare Trust of America, Inc., Board of Directors, 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. Recommendations must include, among other things, the full name and age of the candidate, a brief description of the proposed candidate’s business experience for at least the previous five years and descriptions of the candidate’s qualifications and the relationship, if any, to the stockholder, and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected and a completed questionnaire (which questionnaire shall be provided by us, upon request, to the stockholder making the recommendation). Stockholders who are recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendations not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of this proxy statement.
Stockholders who wish to nominate an individual for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Nominating and Corporate Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Article II, Section 11 of our current bylaws and within the time periods set forth herein under the section titled “Proposals for 2022 Annual Meeting of Stockholders.”
The Company’s stockholders also possess the right to nominate candidates for election to the Board through the “proxy access” provisions of the Company’s bylaws, pursuant to which stockholders, may nominate up to the greater of two director nominees or 20% of the number of directors up for election, for inclusion in the Company’s proxy materials.
In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principle that each director should: (i) be an individual of high character and integrity; (ii) be accomplished in his or her respective field, with superior credentials and recognition; (iii) have relevant expertise and experience upon which to be able to offer advice and guidance to management; (iv) have sufficient time available to devote to our affairs; (v) represent the long-term interests of our stockholders as a whole; and (vi) represent a diversity of background and experience. In addition, candidates with healthcare relationships and real estate experience are given preferential consideration.

With respect to diversity, the charter of the Nominating and Corporate Governance Committee sets out factors such as differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee strives to create diversity in perspective, background and experience on the Board of Directors as a whole when identifying and selecting nominees for the Board of Directors.
Qualified candidates for membership on the Board of Directors will be considered without regard to race, color, religion, gender, ancestry, national origin or disability. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of the Board of Directors, and recommend the slate of directors to be nominated for election at the annual meeting of stockholders. The Nominating and Corporate Governance Committee is dedicated in its mission to strengthening the composition of our Board of Directors through the inclusive nomination of accomplished candidates that represent diversity in gender and ethnicity. We do not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees. Over the next 18 months, the Nominating and Corporate Governance Committee intends to identify two or more new nominees for the Board of Directors with a focus on growth in relevant experience and diversification.
Additionally, the Nominating and Corporate Governance Committee oversees our environmental, social and governance program.
Investment Committee
The primary responsibility of the Investment Committee is to assist the Board of Directors in reviewing proposed acquisitions presented by our management. The Investment Committee has the authority to reject proposed acquisitions that have a purchase price of less than $25 million, but does not have the authority to approve proposed acquisitions, which must receive the approval of the Board of Directors. The Investment Committee also serves in an active role in overseeing the management of our portfolio, including budgeting, asset management, development and asset dispositions.
Risk Management Committee
The primary responsibilities of the Risk Management Committee are to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing, assessing and discussing with our other Board committees, management team, general counsel and auditors: (i) material risks or exposures associated with the conduct of our business; (ii) internal risk management systems that management has implemented to identify, minimize, monitor or manage such risks or exposures; and (iii) management’s policies and procedures for risk management.
Committee Charters
The committees listed above have adopted written charters under which they operate. These charters, as well as the corporate governance guidelines that provide the framework for the governance of the Board of Directors and our Company, are available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) which contains general guidelines for conducting our business and is designed to help directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to our executives, other employees and members of our Board of Directors. The Code of Ethics covers topics including, without limitation, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is also available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. If, in the future, we amend, modify or waive a provision in the Code of Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting such information on our website at www.htareit.com, as necessary.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Conflicts of Interest
Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise and have a duty to act in the best interest of our Company. However, we cannot assure you that the independent directors will be able to eliminate or reduce the risks related to these conflicts of interest. We have adopted certain restrictions and procedures to address these conflicts, as described below.
Interests in Our Investments
We are permitted to make or acquire investments in which our directors, officers or stockholders or any of our or their respective affiliates have direct or indirect pecuniary interests. However, any such transaction in which our directors or officers or any of their respective affiliates has any interest would be subject to the restrictions and procedures described below.
Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, our charter contains restrictions and conflict resolution procedures relating to transactions we enter into with our directors or their respective affiliates. These restrictions and procedures include, among other things, the following:
•We will not purchase or lease any asset (including any property) in which any of our directors or officers or any of their affiliates has an interest without a determination by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to such director or directors or officer or officers or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any such asset at an amount in excess of its appraised value.
•We will not sell or lease assets to any of our directors or officers or any of their affiliates unless a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, determine that the transaction is fair and reasonable to us, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of our independent directors.
•We will not make any loans to any of our directors or officers or any of their affiliates (other than loans to our wholly-owned subsidiaries). In addition, any loans made to us by our directors or officers or any of their affiliates must be approved by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.
•We will not invest in any joint ventures with any of our directors or any of their affiliates unless a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction, determine that the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by other joint venturers.
Our Board of Directors recognizes that transactions between us and any of our directors, executive officers and significant stockholders can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interest of the Company and our stockholders. Therefore, as a general matter and consistent with our charter and Code of Ethics, it is our preference to avoid such transactions. To date there have been no such related party transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interest of the Company and our stockholders. Accordingly, in addition to the restrictions and conflict resolution procedures described above and as set forth in our charter, our Board of Directors has adopted a “Related Person Transactions Policy” which provides that the Nominating and Corporate Governance Committee of our Board of Directors will review all transactions in which we are or will be a participant and the amount involved exceeds $120,000 if a related person had, has or will have a direct or indirect material interest in such transaction. Any such potential transaction is required to be reported to our Nominating and Corporate Governance Committee for its review. Our Nominating and Corporate Governance Committee will only approve or ratify such related person transactions that are: (i) in, or are not inconsistent with, the best interest of us and our stockholders, as the Nominating and Corporate Governance Committee determines in good faith; (ii) on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person; and (iii) approved or ratified by a majority of the disinterested members of the Nominating and Corporate Governance Committee.

In making such a determination, the Nominating and Corporate Governance Committee is required to consider all of the relevant and material facts and circumstances available to it, including (if applicable, and without limitation) the benefits to us of the transaction, the ongoing impact of the transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and whether the terms are comparable to the terms available to unrelated third parties generally. A member of the Nominating and Corporate Governance Committee is precluded from participating in any review, consideration or approval of any transaction with respect to which the director or the director’s immediate family members are related persons.
The Board has barred any future pledging of Company common stock by directors and NEOs.  Subject to the approval of the Board, in its sole discretion, pledging of OP Units may occur in limited circumstances because of the limited liquidity of the OP Units and the absence of an active trading market in the OP Units. The Board’s consideration of whether to grant directors and NEOs the right to pledge OP Units shall be subject to the Board’s determination that the pledgor does not intend to pledge a “significant” amount of OP Units, among other factors. Significance shall be determined by the Board based upon the magnitude of the aggregate pledged OP Units relative to the Company’s total common stock outstanding, the market value thereof and the trading volume thereof, among other factors. Additionally, common stock subject to stock ownership and holding requirements shall not include pledged OP Units.

COMPENSATION OF DIRECTORS
Our independent directors receive compensation pursuant to the terms of our 2006 Independent Directors Compensation Plan, a sub-plan of our Amended and Restated 2006 Incentive Plan (the “2006 Incentive Plan”), as amended (the “Director Plan”).
Our current director compensation policy as set forth in the Director Plan is as follows:

Service Description	Annual Amount
Annual stock award	$100,000
Initial stock award (pro-rated)	100,000
Annual retainer	75,000
Lead independent director retainer	35,000
Audit Committee chair	20,000
All other committee chairs	15,000
Meeting fees (1)	1,500

(1) Each independent director will be entitled to a meeting fee of $1,500 for each additional individual committee and Board meeting after the first four individual committee and Board meetings in each year of service.
Equity Compensation.    Upon initial election and re-election to our Board of Directors, an independent director receives an award of restricted shares of the Company’s common stock under the Director Plan, with the number of shares determined by dividing $100,000 by the closing price of our common stock on the date prior to the grant and, in the case of a grant made in connection with a director’s initial election to our Board of Directors, such dollar amount is pro-rated based on the number of days remaining in the 365-day period following the last annual meeting of stockholders. The Board of Directors may, in its discretion, approve additional grants to directors from time to time on such terms as it may determine. All the awards of restricted common stock granted to our independent directors vest 20% of the shares on the grant date, with the remaining 80% of the shares vesting in equal installments on each anniversary thereafter over four years from the date of grant.
Expense Reimbursement.    We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings, including committee meetings, of our Board of Directors. Additionally, our directors are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards and their committee work.
Independent directors do not receive other benefits from us. Mr. Peters, who is employed by us, does not receive any compensation in connection with his service as a director. The compensation paid to Mr. Peters as an officer of the Company is presented below under “Executive Compensation.”
Director Ownership of Company Common Stock. In order to help ensure alignment of interests of the Company’s directors and the Company’s stockholders, the Board of Directors of the Company has determined that all non-executive directors of the Company shall hold not less than $250,000 of the Company’s common stock throughout their tenure as members of the Company’s Board, subject to the right to accumulate the foregoing level of ownership of the Company’s common stock over three years. This alignment is intended to strengthen Board governance and overall stewardship of the Company by aligning Board members’ and stockholders’ interest in enhancing long-term stockholder value and business success.

Director Compensation Table - Fiscal 2020
The following table sets forth the compensation earned by our independent directors for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
W. Bradley Blair, II	152,000	100,000	252,000
Vicki U. Booth	111,000	100,000	211,000
H. Lee Cooper	99,000	150,000	249,000
Warren D. Fix	100,500	100,000	200,500
Peter N. Foss	115,500	100,000	215,500
Jay P. Leupp	104,000	150,000	254,000
Gary T. Wescombe (2)	99,000	100,000	199,000

(1) On January 10, 2020, Mr. Cooper and Mr. Leupp received a grant of 1,680 shares of restricted common stock upon their election as independent directors. On July 7, 2020, each of the independent directors re-elected at our 2020 Annual Meeting of Stockholders received a grant of 3,737 shares of restricted common stock in us which had a grant date fair value of $100,000. As of December 31, 2020, Mr. Foss held 8,124 unvested shares of restricted common stock, Mr. Blair, Mr. Fix, and Mr. Wescombe each held 7,958 unvested shares of restricted common stock, Ms. Booth held 7,116 unvested shares of restricted common stock, and Mr. Leupp and Mr. Cooper held 4,673 unvested shares of restricted common stock. For more information regarding the grant date fair value of awards of restricted common stock see Note 12, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2020 Annual Report.
(2) Mr. Wescombe has informed us that he will serve his current term, which ends on July 7, 2021, the date of the 2021 Annual Meeting, and will not stand for re-election due to his retirement and, thus, is not a director nominee in this proxy statement.
Compensation Committee Interlocks and Insider Participation
During 2020, W. Bradley Blair, II, Vicki U. Booth, H. Lee Cooper, Warren D. Fix, Peter N. Foss (Chair), and Jay P. Leupp, all of whom are independent directors of the Company, served on our Compensation Committee. None of our independent directors was an officer or employee of the Company in 2020 or any time prior thereto. During 2020, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of another entity, any of whose executive officers served as a member of our Board of Directors or our Compensation Committee.

EXECUTIVE OFFICERS
The following table and biographical descriptions set forth information with respect to our executive officers as of December 31, 2020.

Scott D. Peters Chief Executive Officer, President Chairman of the Board Age: 63 Term of Office: Since 2006
For biographical information regarding Mr. Peters, our Chief Executive Officer and President, see “Director Nominees - Biographical Information” above.

Robert A. Milligan Chief Financial Officer Age: 40 Term of Office: Since 2014

Mr. Milligan has served as our Chief Financial Officer since September 2014. Mr. Milligan served as the Company’s Executive Vice President of Corporate Finance and Capital Markets since July 2014 before which time he served as the Senior Vice President of Corporate Finance from January 2013 to July 2014 and the Director of Finance from January 2012 to January 2013. Mr. Milligan joined the Company in 2012. Before joining the Company, Mr. Milligan served as a Vice President at Bank of America Merrill Lynch, where he worked from July 2007 to January 2012. From June 2003 to July 2007, he served in various corporate finance capacities at General Electric. Mr. Milligan holds a BS degree in Finance and Economics from Arizona State University and an MBA degree from the University of Chicago.

.	Amanda L. Houghton Executive Vice President - Asset Management Age: 39 Term of Office: Since 2011

Ms. Houghton has served as our Executive Vice President - Asset Management since December 2011. From January 2011 to December 2011, Ms. Houghton served as our Senior Vice President of Asset Management and Finance. From January 2010 to January 2011, Ms. Houghton served as our Vice President of Asset Management and Finance. Ms. Houghton has experience in asset and joint venture management, acquisitions, dispositions, and corporate cash modeling and valuation. From August 2006 to December 2009, Ms. Houghton served as the Manager of Joint Ventures for Glenborough LLC in San Mateo, California, where she actively managed over two million square feet of retail/office properties and 400 acres of development land. Prior to joining Glenborough, from August 2005 to August 2006, Ms. Houghton provided acquisitions, asset management and disposition support in her position as Senior Analyst at ING Clarion in Boston, Massachusetts. Between July 2004 and August 2005, she served as a Senior Project Analyst for Weyerhaeuser Realty Investors in Irvine, California. Prior to Weyerhaeuser, Ms. Houghton participated in mergers and acquisitions structuring and valuation at RSM EquiCo in Costa Mesa, California, and business and intangible asset valuation at Bernstein, Conklin & Balcombe in Dallas, Texas. Ms. Houghton received a B.B.A degree in Finance and a B.A. degree in Public Policy from Southern Methodist University. Ms. Houghton holds the Chartered Financial Analyst designation and is a member of the CFA Institute.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of April 15, 2021 what we believe to be, based on publicly available information, the number and percentage of shares of common stock beneficially owned by: (i) each director; (ii) each NEO; (iii) all directors and executive officers as a group; and (iv) each person who beneficially owns more than 5% of the Company’s outstanding shares of common stock. The percent of common stock is based on 218,821,746 shares of our common stock outstanding as of April 15, 2021.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class
Directors and Executive Officers:
Scott D. Peters (3)	902,359	**
Robert A. Milligan	202,221	**
Amanda L. Houghton	207,807	**
W. Bradley Blair, II	138,925	**
Vicki U. Booth	16,007	**
H. Lee Cooper	5,417	**
Warren D. Fix	141,015	**
Peter N. Foss	23,258	**
Jay P. Leupp	5,417	**
Gary T. Wescombe (4)	146,425	**
Directors and executive officers as a group (10 persons)	1,788,851	1.0%
Other Stockholders:
The Vanguard Group, Inc. (5)	30,460,652	13.9%
Cohen & Steers, Inc. (6)	22,703,148	10.4%
BlackRock, Inc. (7)	17,268,600	7.9%
Principal Real Estate Investors, LLC (8)	16,376,837	7.5%
FMR LLC (9)	4,351,262	2.0%

* Unless otherwise indicated, the address is c/o Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254.
** Represents less than 1% of our outstanding common stock.
(1) Beneficial ownership includes outstanding shares of the Company and shares which are not outstanding that any person has the right to acquire within 60 days after the date of this table. However, any such shares which are not outstanding are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

(2) Amount includes vested LTIP units which are convertible into shares of common stock as follows: 500,000 for Mr. Peters; 7,500 for Mr. Milligan; 97,500 for Ms. Houghton; and 67,500 for each of Mr. Blair, Mr. Fix and Mr. Wescombe.
(3) Mr. Peters has pledged a portion of his founder’s OP Units, which have limited liquidity, not subject to an active trading market, and are subject to significant tax impacts upon sale, to a lending institution as security for a revolving loan facility. The portion of the OP Units so pledged are an insignificant portion of Mr. Peters’ holdings in the Company. The Company restricts the pledging of any common stock holdings by members of the Board or executives of the Company.

(4) Mr. Wescombe has informed us that he will serve his current term, which ends on July 7, 2021, the date of the 2021 Annual Meeting, and will not stand for re-election due to his retirement and, thus, is not a director nominee in this proxy statement.
(5) Based solely on the information in Schedule 13G/A, dated February 8, 2021, filed with the SEC by The Vanguard Group, Inc., located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The report states as of December 31, 2020 that The Vanguard Group, Inc. had shared voting power over 620,681 shares, sole dispositive power over 29,664,442 shares and shared dispositive power over 796,210 shares.
(6) Based solely on the information in Schedule 13G/A, dated February 16, 2021, filed with the SEC by Cohen & Steers, Inc., located at 280 Park Ave, 10th floor, New York, New York 10017. The report states as of December 31, 2020 that Cohen & Steers, Inc. had sole voting power over 15,051,357 shares and sole dispositive power over 22,703,148 shares. Of these shares, affiliates of Cohen and Steers, Inc. reported the following ownership on the same 13G/A as reported above: Cohen and Steers Capital Management, Inc. had sole voting power over 15,012,857 shares and sole dispositive power over 22,333,877 shares and Cohen & Steers UK Limited had sole voting power over 38,500 shares and sole dispositive power over 369,271 shares. Cohen & Steers Capital Management, Inc. shares principal address with Cohen and Steers, Inc. Cohen and Steers UK Limited principal address is 50 Pall Mall 7th Floor London, United Kingdom SW1Y 5JH.
(7) Based solely on the information in Schedule 13G/A, dated January 29, 2021, filed with the SEC by BlackRock, Inc., located at 55 East 52nd Street, New York, New York 10055. The report states as of December 31, 2020 that BlackRock, Inc. had sole voting power over 16,091,712 shares and sole dispositive power over 17,268,600 shares.

(8) Based solely on the information in Schedule 13G/A, dated February 15, 2021, filed with the SEC by Principal Real Estate Investors, LLC, located at 801 Grand Avenue, Des Moines, Iowa 50392. The report states as of December 31, 2020 that Principal Real Estate Investors, LLC had shared voting power over 16,376,837 shares and shared dispositive power over 16,376,837 shares.
(9) Based solely on the information in Schedule 13G/A, dated February 5, 2021, filed with the SEC by FMR, LLC, located at 245 Summer Street, Boston, Massachusetts 02210. The report states as of December 31, 2020 that FMR, LLC had sole voting power over 169,745 shares and sole dispositive power over 4,351,262 shares.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires each director, officer, and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the year ended December 31, 2020 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons during 2020, with the exception of the following: Mr. Foss filed a late Form 4 on July 10, 2020 to report restricted common stock that was granted to him on July 7, 2020.

PROPOSAL NO. 2
 ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this proxy statement (including in the compensation tables and the narratives accompanying those tables). This non-binding advisory vote is referred to in this proxy statement as a “say-on-pay” vote.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request your approval, on a non-binding, advisory basis, of the following resolution at the annual meeting:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the compensation tables below and the narrative discussion that accompanies the compensation tables), is hereby approved.
This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values input from our stockholders, and will consider the outcome of the vote when making future compensation decisions for NEOs.
The Company’s current policy is to provide our stockholders with an opportunity to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next say-on-pay vote will be held at the 2022 Annual Meeting of Stockholders.
The Board of Directors recommends a vote “FOR” Proposal 2.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis (“CD&A”) we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies for 2020 with respect to our NEOs, and the material factors that we considered in making those decisions. Following this CD&A, under the heading “Executive Compensation” you will find a series of tables containing specific data about the compensation earned in 2020 by the following NEOs:

Name	Title(s)
Scott D. Peters	Chief Executive Officer, President and Chairman of the Board
Robert A. Milligan	Chief Financial Officer, Secretary and Treasurer
Amanda L. Houghton	Executive Vice President - Asset Management
Compensation Philosophy and Objectives
Our Compensation Committee is charged with setting compensation for our NEOs. Pursuant to the terms of our Compensation Committee charter, our Compensation Committee has oversight over all of our compensation programs, including plans and programs relating to cash compensation, incentive compensation and equity-based awards.
The objectives of our executive compensation program are set forth below:
•attract, retain and motivate talented executives;
•link compensation realized with the achievement of pre-established short-term and long-term financial and strategic goals, as well as our Compensation Committee’s assessment of an individual’s overall contributions generally and to the achievement of our corporate goals and objectives;
•align management and stockholder interests by encouraging long-term value creation; and
•maintain compensation and corporate governance practices that are designed to create value for our stockholders.
Our Compensation Committee recognizes that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby create value for our stockholders. An important objective of our Compensation Committee is to align the financial interests of our executives with those of our stockholders by maintaining a performance and achievement-focused culture that provides our executives with competitive cash incentive opportunities and long-term, equity incentive compensation for strong performance measured against key financial and strategic goals.
Compensation Best Practices
The Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests. These features include the following:

What We Do	What We Do NOT Do
DO appoint a Compensation Committee comprised solely of independent directors	NO guaranteed cash incentives, equity compensation or salary increases for existing NEOs
DO conduct annual compensation risk assessments	NO material perquisites
DO use an independent compensation consultant	NO change-in-control tax gross ups for any NEO
DO align annual bonus and performance, with 70% of our NEO’s short-term incentive plan linked to the achievement of a balanced mix of quantitative Company goals and 30% linked to individual performance
NO repricing or buyouts of underwater stock options without stockholder approval or granting of discounted stock options or Stock Appreciation Rights (“SARs”)
DO align long-term equity incentive and performance by linking 70% of our NEO’s long-term incentive plan compensation to quantitative Company performance measured over a multi-year period and 30% linked to individual performance
NO future pledges of Company common stock/OP Units by directors or executive officers
DO review compensation policies and practices as part of overall review of material risks or exposures associated with internal and external risks	NO “single-trigger” change in control cash payments or acceleration of equity awards
DO provide standardized severance benefits for NEOs	NO equity plan evergreen provisions
DO maintain stringent stock ownership guidelines (6x base salary for the CEO and 4x base salary for all other NEOs)	NO hedging or derivative transactions involving our common stock
DO submit our executive compensation program for our NEOs to annual say-on-pay advisory votes for stockholder consideration

2020 Compensation Components
We have entered into employment agreements with each of our NEOs. We believe these employment agreements help promote continuity of our management team. These agreements were based on then applicable market compensation data compiled by our independent compensation consultant, the respective executive’s relative experience, each executive’s contributions to the Company’s performance over time, and their importance to the Company’s performance on a forward-looking basis. The compensation structure and metrics are evaluated on an annual basis as part of the broader independent compensation consultant review. As of December 31, 2020, the components of our NEOs’ compensation are as follows:

Component	Component Description	% of NEO Total Target Compensation
Annual Base Salary	The annual base salary provides the fixed portion of total compensation of our NEOs and is intended to attract and retain talented individuals and to reward core competence of each executive in their respective roles relative to skill, experience and contributions to us.	18%

Annual Bonus	The annual bonus is intended to reward achievement of performance objectives and is tied to our annual business plan and objectives. The annual bonus is determined by the Compensation Committee and includes both predetermined Company performance metrics (70% of the bonus) and individual performance targets (30% of the bonus).	27%

Long-Term Equity Incentives	The long-term equity incentives are intended to provide additional incentives to achieve performance goals, to help create long-term value for the Company’s stockholders, and to attract and retain key executives. The long-term equity incentives awards for each year are based 70% on the Company’s achievement of pre-established corporate metrics and 30% on the Compensation Committee’s assessment of the NEO’s individual performance. Incentives are paid annually to the executives following the Compensation Committee’s review of performance for the applicable period in the form of restricted stock which vests over future periods.	55%

One-Time Awards	The Compensation Committee may award executives with (i) one-time equity awards tied to the execution of new employment agreements or (ii) one-time cash or equity awards for actual and specific performance throughout the year or in such other circumstances as the Compensation Committee may determine to be appropriate. These one-time awards are contemplated by the Compensation Committee in its review of an executive’s total compensation on an annual basis.

	Since our listing on the NYSE in 2012, the Compensation Committee has approved one-time awards totaling $8.3 million for our NEOs, which amounts to no more than 10% of total compensation paid to all of our NEOs since our listing in 2012.	None Targeted
The Compensation Committee engages independent compensation consultants from time to time to help ensure that total executive compensation is reflective of performance, within the identified peer group compensation parameters, and reflects an appropriate combination of cash and equity. The Compensation Committee may at times use its discretion to adjust certain payments in order to align them with long-term incentives or market parameters for the Company’s peer groups. Following the changes made in 2018 to the executive compensation plan, the Compensation Committee left the 2020 plan design largely unchanged. See “Elements of our 2020 Compensation Program” for further details.

Performance Highlights
As context for the decisions of our Compensation Committee described below in this CD&A for the year ended December 31, 2020:
•Took immediate action in response to the COVID-19 pandemic by:
◦adjusting our business operations to ensure the safety of employees, tenants, and visitors;
◦taking decisive actions and coordinating company-wide efforts on the implementation of safety protocols, including increased janitorial services and distribution of personal protective equipment, sanitization supplies, and signage through a cross-functional committee of employees and executive team members;
◦addressing unique human capital needs and coordinating work-from-home arrangements and related information technology infrastructure;
◦keeping our buildings open and fully operational throughout the duration of the pandemic; and
◦working closely with our leading healthcare provider tenant partners to provide flexibility through deferrals and early renewals, while achieving record financial performance and strengthening our Company’s operations, infrastructure, financial position, and liquidity for both the short-term and long-term.
•Achieved record Normalized FFO of $1.71 per diluted share for 2020, an increase of 4.3% compared to 2019.
•Raised our quarterly dividend for the 7th consecutive year.
•Executed approximately 3.9 million square feet of GLA of new and renewal leases, or approximately 15.2% of the total GLA of our portfolio. Re-leasing spreads increased to 4.7% while tenant retention for our Same-Property portfolio was 87% by GLA.
•Collected over 99% of total monthly rents contractually due and owed for 2020, which included the impact of remaining deferred charges.
•Completed the acquisition of $191.7 million of investments totaling approximately 600,000 square feet of GLA, with expected year-one contractual yields of approximately 6.0%. These properties were approximately 94% leased as of closing, and are located within our key markets.
•Achieved Same-Property Cash NOI growth of 1.6%, which percentage was negatively impacted in the near term by actions taken by the Company for the benefit of tenants in response to COVID-19, but which we believe will result in a long-term benefit to the Company through our securing additional term of leases with favorable long-term economics primarily with major health systems in key markets.
•During 2020, we completed our development in Raleigh, North Carolina. Total construction costs on this development were approximately $44 million and totaled approximately 127,000 square feet of GLA and was 77% leased as of December 31, 2020. Our remaining three development projects continue to progress as planned.
•In 2020, we issued $800.0 million in senior unsecured notes due 2031 at 2.00% per annum, allowing us to eliminate short-term revolver borrowings and near-term debt maturities until 2023 and beyond. As part of these repayments, HTA incurred debt extinguishment costs of approximately $27.7 million.
•During 2020, we issued approximately 1.7 million shares of common stock under our at-the-market (“ATM”) offering program for net proceeds of approximately $50.0 million, adjusted for costs to borrow.
•Ended 2020 with total liquidity of $1.4 billion, inclusive of $1.0 billion available on our unsecured revolving credit facility, $277.5 million of unsettled equity forward transactions and $115.4 million of cash and cash equivalents, resulting in leverage of (i) 32.3%, measured by debt less cash and cash equivalents to total capitalization and (ii) 5.9x, measured by debt less cash and cash equivalents to Adjusted EBITDAre. Including the impact of the unsettled forward equity agreements, leverage would have been 29.2% and 5.3x, respectively.
Please see the section titled “Overview of 2020 Performance” above for additional information on our performance during the past year.
Compensation Policies
Our executive compensation program includes a number of features intended to reflect best practices in the market and to help ensure that the program reinforces and aligns with our stockholders’ interests. These features are described in more detail below in this CD&A and include the following:

Aligned with Performance
•The majority of our executives’ compensation is at-risk. As shown in the table below, for fiscal year 2020, approximately 86% of Mr. Peters’ total direct compensation was performance-based, and approximately 75% for our two other NEOs’ total direct compensation was performance-based. As used in this discussion, the term “total direct compensation” for 2020 means the aggregate amount of the executive’s base salary and actual annual bonus earned for 2020, and the grant date fair value long-term equity incentive awards earned based on performance for 2020, but issued in early 2021.

		2020
Name	Principal Position	Base Salary	Short-term Incentive Award	Long-term Incentive Stock (1)	Total Compensation (2)	Performance-Based	Performance-Based %
Scott D. Peters	Chief Executive Officer, President and Chairman of the Board	$975,000	$1,706,250	$4,239,291	$6,920,541	$5,945,541	86%
Robert A. Milligan	Chief Financial Officer, Secretary and Treasurer	600,000	525,000	1,304,393	2,429,393	1,829,393	75%
Amanda L. Houghton	Executive Vice President - Asset Management	450,000	339,750	937,803	1,727,553	1,277,553	74%

(1) Long-term incentive stock represents the grant date fair value (as determined for accounting purposes) of long-term incentive stock awards that were granted to our NEOs in 2021 for their 2020 performance.
(2) The total compensation above will differ from the total compensation in the section below titled “Executive Compensation - Summary Compensation Table” as the table above includes long-term incentive stock that was granted in 2021 for our NEOs’ 2020 performance (whereas the Summary Compensation Table includes long-term incentive stock that was granted in 2020 for 2019 performance).
The following charts illustrate each executive’s base salary, long-term equity incentive compensation, cash incentive compensation and percentage of total direct compensation that is performance-based for the year ended December 31, 2020.
•Each executive’s base salary represents our Compensation Committee’s view of the appropriate level of fixed compensation necessary to attract and retain executive talent. Salaries are based on a number of factors, including competitive market data, the scope of the executive’s role in the Company, the executive’s level of experience, and the executive’s performance potential.
•Our executives’ bonuses under our annual incentive program reward achievement of performance objectives tied to our annual business plan and objectives. A range of earnings opportunities, corresponding to three levels of performance (i.e., Threshold, Target and High), are established for each of our executives. Bonus awards to our executives depend on actual achievement relative to pre-established corporate objectives for 70% of the bonus opportunity, and our Compensation Committee’s subjective assessment of each executive’s individual performance for the remaining 30% as described below under the section titled “Elements of our 2020 Compensation Program.”
In response to the COVID-19 pandemic, the Compensation Committee took discretionary actions to reduce the total cash payout for 2020. Specifically, the Compensation Committee determined that it would be appropriate to defer 10% of the 2020 Target bonus for each executive to 2021 and allow our executives to earn the deferred amount in 2021 at a rate equal to the Company’s performance calculation in that year.

•Our executives also participate in our long-term equity incentive program, which rewards executives with restricted common stock based on performance during the fiscal year. Our Compensation Committee and the Board of Directors approved a change to the Company’s incentive plan in 2018 based on feedback from stockholders and our independent compensation consultants to put greater emphasis on the performance of the Company as a whole. The Company performance portion of each executive’s award was increased from 50% to 70%, and the subjective and discretionary measurements used in prior years were eliminated and replaced with objective measurements to determine the Company performance portion of the award.
During 2020, our Compensation Committee approved Threshold, Target and High award opportunities, with the value of the shares awarded to each executive to be determined based on our actual achievement of pre-established corporate objectives and the Compensation Committee’s subjective assessment of each executive’s individual performance as described below. This value was then converted into restricted shares issued in January 2021 (based on the value of our common stock at the time of issuance) that would vest over a multi-year period, subject to the executive’s continued employment with the Company. Thus, the program is designed to create additional incentives to achieve specified performance goals during the performance year and to remain with the Company over the vesting period following the end of the performance year, as well as further aligning the interests of our executives with those of stockholders through their equity interests in the Company.
Responsive to Stockholders
•In 2021, the Compensation Committee adopted a clawback policy in consideration of leading practices in governance and to align management incentives with stockholder interests.
•In 2018, the Company made changes to its incentive plan by increasing the Company performance portion of each executive’s award from 50% to 70% and eliminating subjective and discretionary measurements and replacing them with objective measurements to determine the Company performance portion of the award. In addition, the Company increased the timeline of performance for long-term incentives from three to five years.
•In 2017, due to the transformational events and one-time transaction bonuses given as a result of the Duke acquisition, our Compensation Committee made several discretionary adjustments to the specific calculations of certain NEO awards to ensure that total compensation paid was consistent with peer pay practices and included the appropriate allocation of short-term and long-term awards.
•In 2016, our CEO voluntarily offered and agreed to amend his employment agreement to remove a “walkaway” provision that would have allowed him to terminate his employment for any reason in connection with a change in control of the Company and receive the severance benefits provided in his employment agreement. Under the currently applicable employment agreement with our CEO (and the currently applicable employment agreements we entered into with each of our two other NEOs), severance benefits are provided only if the executive’s employment is terminated by us without cause or by the executive for good reason.
Reflects Compensation Best Practices
•Our Compensation Committee is comprised entirely of independent directors and engages independent compensation consultants, Willis Towers Watson (“WTW”), to advise on matters related to our executive compensation program such as jointly developing peer groups. This allows our Compensation Committee to review total compensation in relation to our peer groups to ensure our executive compensation program is competitive.
•Our Risk Management Committee reviews our compensation policies and practices as a part of its overall review of the material risks or exposures associated with our internal and external risks. Through this review process, our Risk Management Committee has concluded that our compensation programs are not reasonably likely to have a material adverse effect on our stockholders or us.
•Our Amended and Restated 2006 Incentive Plan expressly prohibits repricing of stock options without stockholder approval.
•Our Compensation Committee maintains stock ownership guidelines for our executives. Under these guidelines, our CEO and other NEOs are required to own a minimum of six and four times their applicable executive’s base salary, respectively, of fully vested shares of our common stock. Each of our NEOs currently meets this guideline.
•We do not provide any tax gross-up payments or material perquisites to our NEOs.

Compensation Consultant and Peer Groups
Our Compensation Committee periodically reviews the compensation arrangements of our executive officers and employees, and our overall compensation structure. In 2020, our Compensation Committee engaged WTW, as its independent compensation consultant, to assist in its review of executive compensation, including base salary, annual bonus and long-term equity incentive awards, as well as the compensation of our non-employee directors. In 2020, WTW invoiced the Company for approximately $24,000 in fees in connection with its advisory services for the Compensation Committee. In addition, WTW affiliates received approximately $60,000 in fees in connection with insurance-related services performed during 2020. The Compensation Committee has reviewed the services provided by WTW affiliates and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation consultants, has determined that its engagement of WTW does not raise any conflicts of interest with us or any of our directors or executive officers.
Our Compensation Committee re-evaluated our peer groups in 2020 and when selecting a peer group of companies to evaluate our executive compensation program, our Compensation Committee utilized WTW to provide the selected combination of peers based on comparable (i) market capitalization, (ii) size, scale and complexity, and (iii) operating intensity of the underlying business. Our Compensation Committee accepted WTW’s recommendations and the resulting peer group includes (i) our directly competitive, publicly traded healthcare REIT peers (“Healthcare REIT Peers”) and (ii) a group of other REITs based on total market capitalization relative to our total market capitalization (“Size-Based Peers”).
For the Healthcare REIT Peers, our Compensation Committee focused on companies with significant portfolios of MOBs that it believes we currently are competing with on a day-to-day basis for acquisitions, leasing, investor interest, management talent and other similar strategic initiatives. Our Compensation Committee recognizes that certain of the Healthcare REIT Peers are active with property types in addition to MOBs. Although the market capitalization and total capitalization of the Healthcare REIT Peers was in some cases substantially larger than ours, our Compensation Committee concluded that the operating intensity and complexity of their MOB portfolios relative to other healthcare asset types make them relevant from a comparative performance perspective. From a relative size perspective, our Healthcare REIT Peers had MOB portfolios ranging from approximately 14 million square feet to 23 million square feet of GLA, which is smaller than our MOB portfolio of approximately 24 million square feet of GLA as of December 31, 2020. Moreover, our Compensation Committee recognized the intensive level of effort required to actively operate, manage and lease a portfolio of multi-tenant MOBs such as ours. For these reasons, our Compensation Committee believes it is appropriate to include the larger Healthcare REIT Peers among the comparable peers in assessing market compensation levels and strategies.
For the Size-Based Peers, our Compensation Committee considered: (i) the size and geographic reach of each company’s portfolios; (ii) whether or not they actively managed their portfolios; (iii) the magnitude of their growth through acquisitions; (iv) the amount of their leverage; and (v) their total stockholder returns. Our Size-Based Peers had total market capitalizations that ranged from approximately $4 billion to $34 billion, with an average of approximately $11 billion as of December 31, 2020. Our total market capitalization of approximately $9 billion as of December 31, 2020 was consistent with our Size-Based Peers. The Compensation Committee believes it is appropriate to include the Size-Based Peers among the comparable peers in assessing our NEOs market compensation levels.
The Healthcare REIT Peers and the Size-Based Peers for 2020 are identified below:

Healthcare REIT Peers:	Size-Based Peers:
Healthcare Realty Trust, Inc. (NYSE: HR)	Alexandria Real Estate Equities Inc. (NYSE: ARE)
Healthpeak Properties, Inc. (NYSE: PEAK)	Brandywine Realty Trust (NYSE: BDN)
Medical Properties Trust, Inc. (NYSE: MPW)	Corporate Office Properties Trust (NYSE:OFC)
National Health Investors, Inc. (NYSE: NHI)	Cousins Properties, Inc. (NYSE: CUZ)
Omega Healthcare Investors Inc. (NYSE: OHI)	Douglas Emmett, Inc. (NYSE: DEI)
Physicians Realty Trust (NYSE: DOC)	Federal Realty Investment Trust (NYSE: FRT)
Sabra Health Care REIT, Inc. (NASDAQ: SBRA)	Healthcare Realty Trust, Inc. (NYSE: HR)
Highwoods Properties, Inc. (NYSE: HIW)
Hudson Pacific Properties, Inc. (NYSE: HPP)
Kilroy Realty Corp (NYSE: KRC)
Medical Properties Trust, Inc. (NYSE: MPW)
PS Business Parks Inc. (NYSE: PSB)

The review of comparable peers’ compensation programs is just one of the elements our Compensation Committee takes into account in making compensation decisions for our NEOs. Our Compensation Committee also considers the experience, tenure, and past and recent performance of each executive, as described below, and does not benchmark compensation at any particular level as compared with the peer group. Except as otherwise noted in this CD&A, decisions by our Compensation Committee are subjective and the result of our Compensation Committee’s business judgment, which is informed by the experiences of the members of our Compensation Committee as well as analysis and input from, and comparable peer data provided by, our Compensation Committee’s independent compensation consultants.
The Role of Stockholder Say-on-Pay Votes
We currently provide our stockholders with the opportunity to cast an advisory vote to approve our executive compensation program (referred to as a “say-on-pay proposal”) on an annual basis. At our 2020 Annual Meeting of Stockholders, a non-binding, advisory vote on the frequency of our say-on-pay proposal was presented and approximately 97% of the votes cast thereon voted in favor of the proposal. Our Compensation Committee continues to further solicit stockholder feedback and engaged WTW again in 2020, as its independent compensation consultant, to help ensure that our executive compensation aligns with our peers and that our executive’s incentives are properly aligned with stockholders’ interests for the long-term as discussed below in our “Compensation Discussion and Analysis”. As noted above, we modified our annual and long-term incentive programs for 2018 to put greater emphasis on objective measures of performance and on the performance of the Company as a whole after taking into account feedback from our stockholders.
Employment Agreements
We have entered into employment agreements with each of our NEOs. We believe these employment agreements help promote continuity of our management team. In July 2016, our Compensation Committee approved amended and restated employment agreements for each of our NEOs, and in July 2017 and March 2019, the terms of the applicable agreements with each of our existing NEOs were extended. In March 2019, the terms of the applicable agreements were extended to March 2023 for Messrs. Peters and Milligan and to March 2022 for Ms. Houghton. In approving these employee agreements and in extending the terms thereof, our Compensation Committee focused on (i) internal factors, such as the achievements of the Company (including the achievements noted under “Performance Highlights”) and the responsibilities and the performance of each of our NEOs, and (ii) external factors, such as the compensation provided to comparable executives in the referenced peer group at the time the employment agreements were entered into.
The material terms of these employment agreements are described below in the applicable sections of this CD&A and in the compensation tables and narratives that follow the CD&A under the sections titled “Employment Agreements” and “Potential Payments upon Termination or Change in Control.”
Elements of our 2020 Compensation Program
In 2020, the key elements of compensation for our NEOs were base salary, non-equity incentive plan compensation and long-term equity incentive awards, as described in more detail below. In addition to these key elements, each employment agreement for our NEOs provides for severance protection under certain circumstances, as discussed below.
Base Salary
Base salary provides the fixed portion of compensation for our NEOs and is intended to attract and retain talented individuals and to reward core competence for each executive in their respective roles relative to skill, experience and contributions to us. Our Compensation Committee reviews base salaries on an annual basis in relation to our peers and the executive’s roles and responsibilities within the Company. Base salaries for our NEOs were as follows:

Executive	2019	2020	% Increase	2021	% Increase
Scott D. Peters	$900,000	$975,000	8%	$975,000	0%
Robert A. Milligan	500,000	600,000	20	600,000	0
Amanda L. Houghton	425,000	450,000	6	450,000	0
The base salary levels for each NEO were established in the employment agreements entered into in July 2016. These salary levels were negotiated with each executive and set at levels our Compensation Committee believed to be competitive at that time in relation to similarly situated executives with the peer companies (based on size and complexity) and the performance levels of each of our named executives. Our Compensation Committee engaged its independent compensation consultant, WTW, to review total compensation for our NEOs as it relates to the peer group jointly developed with WTW and it uses this information as a reference point in making its compensation decisions.

Annual Bonus
Annual cash bonuses for our NEOs are intended to reward and recognize their contributions to our financial performance generally and their individual contributions. A portion of each executive’s annual cash incentive is determined based on the Company’s performance against pre-established metrics. At the beginning of each performance year, our Compensation Committee determines specific performance metrics and related goals for the Company and an award opportunity range (corresponding to Threshold, Target and High levels of performance) for each of our NEOs. Our Compensation Committee believes that the Target goals established by it are “stretch” (i.e., ambitious) goals, and, accordingly, (i) that strong performance is expected of the Company and an executive in order to achieve a payout at a Target level and (ii) that superior performance is expected of the Company and the executive in order to achieve a payout above a Target level. Our Compensation Committee includes an assessment of each NEO’s individual performance in the bonus program for a number of reasons, including the competitive industry in which the Company operates, the small size of the Company’s executive team, and the material responsibilities of each member of the executive team. In 2018, our Compensation Committee established an updated framework for executive compensation. For all NEOs, 70% of the bonus is determined by our Compensation Committee based upon the Company’s performance against pre-established goals, and 30% of the bonus is determined by our Compensation Committee based on its subjective assessment of the executive’s individual performance.
Company Performance Metrics.   Set forth below is a summary of the performance metrics for our 2020 bonus program and the reasons our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

Performance Metric	Important Component
Same-Property Cash NOI Growth
We believe Same-Property Cash NOI is an important and widely recognized measure of internal growth for REITs, which is the foundation for the cash flows that support our dividend and an important component of TSR. For a further description of Same-Property Cash NOI, see “Non-GAAP Financial Measures” below.

Normalized FFO Per Share Growth
Normalized FFO is a common measure of operating performance for REITs because FFO excludes, among other items, transaction expenses and the effect of gains and losses from OP Units included in diluted shares and extinguishment of debt in order to allow investors, analysts and management to compare operating performance among companies and across periods on a consistent basis. A REIT’s Normalized FFO can have a significant impact on the trading price of its common stock and is, therefore, a significant contributor to TSR. For a further description of Normalized FFO, see “Non-GAAP Financial Measures” below.

Relative TSR
We believe TSR is the most direct measure of a company’s creation and preservation of stockholder value and that measuring TSR relative to other companies in the industry provides a better picture of a company’s performance than absolute TSR. For 2020, this metric measures our one-year TSR as compared to the SNL US REIT Healthcare Index as of the last trading day of the year.

Net Debt to Adjusted EBITDAre
We measured our balance sheet strength through a leverage metric of net debt to Adjusted EBITDAre, which we believe is fundamental to preserving stockholder value. For 2020, the Compensation Committee evaluated net debt to Adjusted EBITDAre including the impact of the unsettled forward equity agreements.
We believe a strong balance sheet positions us to continue to execute our acquisition strategy, which is important to our growth. Our ability to access various capital markets and our efficiency in accessing those markets are important to our long-term stockholder value because our overall cost of capital is a critical component of our ability to improve earnings with accretive acquisitions.

The following table sets forth the performance metrics and goals approved by our Compensation Committee at the beginning of 2020 to measure 2020 corporate performance after the end of 2020, the relative weighting for each performance metric and the actual performance level achieved. The metrics set forth below are established on an annual basis and reviewed to ensure Target levels set forth below are established at or above our peer group average results. Performance at the Threshold, Target and High levels for a particular performance metric equates to award percentages of 50%, 100% and 150% of the bonus opportunity allocated to that metric, respectively. Award percentages are not pro-rated for performance between the stated levels, but performance levels are subject to rounding.

Metric	Weighting	Threshold (50%)	Target (100%)	High (150%)	Actual Performance	% Awarded (1)
Same-Property Cash NOI growth	20%	2.0%	2.5%	3.0%	1.6%	—%
Normalized FFO Per Share	30%	$1.69	$1.71	$1.73	$1.71	30%
Relative TSR	30%	Lower Quartile (25%)	Avg. Quartile (50%)	Upper Quartile (75%)	Avg. Quartile	30%
Net Debt to Adjusted EBITDAre	20%	6.0x	5.75x	5.5x	5.3x	30%

(1) Represents the award percentage for the applicable metric based on performance, multiplied by the weighting for that metric, adjusted if the actual performance measure (based on increments of 1/100th of a percent for percentage-based calculations) falls between award percentages.
Based on these performance results, our Compensation Committee determined that each of our NEOs would be awarded 90% of their target bonus related to the Company performance component of the cash bonus program.
Individual Performance. Factors generally considered by our Compensation Committee in the assessment of individual performance for each executive include: (i) effectively implementing targeted acquisition strategies; (ii) effectively raising capital, promoting the Company in the capital markets, and effectively communicating with investors; (iii) effectively managing and leasing our portfolio; and (iv) effectively managing a strong balance sheet. In each case, the Compensation Committee may take into account such other factors as it considers relevant in assessing the executive’s performance. No individual goals were set in advance by our Compensation Committee, and no weighting or special emphasis was assigned to any particular performance achievement.
Mr. Peters provides our Compensation Committee with recommendations for individual performance for each NEO (other than himself) based on his assessment of the executive’s achievements during the year. Our Compensation Committee assesses Mr. Peters’ performance based on his individual achievements during the year to determine his individual performance score. Set forth below are the principal factors considered by our Compensation Committee in assessing each NEO’s individual performance during 2020.

Name	2020 Accomplishments
Scott D. Peters Achievement - Target
In 2020, Mr. Peters guided the Company through an unpredictable and unprecedented economic environment. Mr. Peters’ accomplishments during 2020 included the following:
•navigated the Company through the COVID-19 pandemic, ensuring that the Company’s buildings remained operational, keeping employees safe, and generating strong performance for stockholders;
•maintained key relationships with our healthcare partners, who are critical to our long-term success, positioning us for long-term growth;
•oversaw the Company’s leasing efforts, resulting in the execution of a record number of leases at record re-leasing spreads;
•led the Company’s overall strategy and operating plan by driving financial results through internal growth while maintaining a strong balance sheet and achieving record earnings;
•drove the efficient utilization of corporate overhead and deployment of company resources to achieve record earnings and dividend growth;
•directed the acquisition of $191.7 million of assets totaling approximately 600,000 square feet of GLA, located within HTA’s key markets at yields of 6.0%;
•prioritized our Company’s focus towards wellness and our social, environmental and governance (ESG) initiatives, including the publication of our inaugural ESG report, the submission of our ESG practices to various ranking agencies and the importance of diversity and inclusion initiatives; and
•facilitated the achievement of personal goals of all of our executive officers and drove accountability as a key component of our culture and organization.

Name	2020 Accomplishments
Robert A. Milligan Achievement - Target
•Executed the Company’s earnings strategy to achieve record normalized funds from operations of $1.71 per diluted share, an increase of 4.3% year-over-year;
•drove strong cash collections of 99% of monthly rents, including the impact of deferral charges;
•coordinated the issuance of $800 million in senior unsecured notes at record lows of 2.0% per annum, allowing us to eliminate near-term debt maturities and extend our nearest maturing public debt to 2026;
•managed the Company’s financial position and capital allocation by maintaining a fortress balance sheet, including liquidity of $1.4 billion and leverage of 29.2%, measured as debt less cash and cash equivalents to total capitalization and 5.3x, measured as debt less cash and cash equivalents and unsettled forward equity agreements to Adjusted EBITDAre;
•guided the Company’s development efforts, resulting in the completion of our 127,000 square feet development in Raleigh, North Carolina and ensuring that the remaining developments continued to progress as planned;
•conducted the deployment of investment capital and oversaw the sourcing, underwriting, and execution efforts of $191.7 million of acquisitions; and
•directed the advancement in our accounting and finance departments to improve efficiency and helped position us for future growth.

Amanda L. Houghton Achievement - Threshold
•Coordinated the execution of 3.9 million square feet of GLA of new and renewal leases, or 15% of the total GLA of our portfolio, and increased re-leasing spreads to 4.7%;
•drove tenant retention for our Same-Property portfolio of 87% by GLA;
•led negotiations of early renewals with major health system tenants, and successfully retained the tenancy of such tenants on more favorable terms; and
•drove efficiencies, strong tenant and health system relationships, and strategic partnerships and coordinated the efforts and realization of professional goals of our key leasing and asset management personnel.

Based on the above achievements in 2020, our Compensation Committee applied an individual performance rating of 115% for Mr. Peters and Mr. Milligan, and 75% for Ms. Houghton. This reflects our Compensation Committee’s assessment of the target performance of the Company and its view of the NEOs individual achievements, including driving solid financial results consecutively year over year. Although our Compensation Committee viewed our NEOs’ individual performance as high, our Compensation Committee rated the individual performance of our NEOs as target to reflect the Company’s overall TSR compared to our Healthcare REIT and Size-Based peers.
These assessments were not based on specifically prescribed criteria established at the beginning of 2020 but, rather, were based on a subjective determination by our Compensation Committee of a combination of factors relevant to each executive’s position and individual performance that were important to helping the Company achieve its short-term and long-term corporate objectives.
In 2020, the Compensation Committee deemed it to be prudent to acknowledge and respond to the COVID-19 pandemic and its unprecedented impact across the broader economy, including the financial impact to our tenants. Accordingly, the Compensation Committee carefully reviewed the elements of our executive compensation program to determine the extent to which adjustments should be made to balance the objectives of the program. In doing so, the Compensation Committee determined it would be appropriate to reduce the total cash payouts for 2020 by deferring 10% of each NEO’s target bonus. Additionally, in recognition of the Company’s strong financial performance through the pandemic, and to incentivize continued performance, the Compensation Committee provided the executives with the opportunity to earn the amount deferred based on the Company’s future performance. Consequently, in addition to their 2021 bonuses, each NEO will be eligible to earn the amount deferred in 2020 multiplied by the 2021 Company performance metric.

The following table sets forth the range of the 2020 bonus opportunity for each of our NEOs and the actual bonus amounts awarded to each NEO for their respective 2020 performance, taking into account the Company and individual performance assessments described above. The Target bonus percentage is established in each NEO’s employment agreement. Our Compensation Committee established Threshold and High percentages based on 50% and 150%, respectively, of each NEO’s Target percentage.

	Range of 2020 Bonus Opportunities			2020 Bonus Earned
Executive	Threshold	Target	High	Actual % of Target (1)	Amount	2020 Bonus Deferred	2020 Bonus Paid
Scott D. Peters	$975,000	$1,950,000	$2,925,000	98%	$1,901,250	$195,000	$1,706,250
Robert A. Milligan	300,000	600,000	900,000	98%	585,000	60,000	525,000
Amanda L. Houghton	225,000	450,000	675,000	86%	384,750	45,000	339,750

(1) Represents the sum of (i) the Company performance factor (which was 90% based on 2020 performance as described above) multiplied by the weighting of this component for each executive (70%) and (ii) the individual performance factor for each executive (which was 115% for Mr. Peters and Mr. Milligan, and 75% for Ms. Houghton, based on 2020 performance as described above) multiplied by the weighting of this component for each executive (30%).
Long-Term Equity Incentives
Our NEOs participate each year in our long-term incentive program. The objectives of our long-term incentive program are to promote achievement of performance goals, to focus our executive officers on creating long-term value for our stockholders, and to assist us in attracting and retaining key executives. Based on feedback from stockholders and our independent compensation consultant, our Compensation Committee established an updated evaluation framework for its 2018 long-term equity incentive plan and aligned all NEOs’ long-term equity incentives with that of their short-term incentives. For all NEOs, long-term incentive awards awarded in early 2019 based on 2018 performance increased from 50% to 70% for our Compensation Committee’s assessment of our achievement of corporate goals identified below, and from 50% to 30% for our Compensation Committee’s assessment of our executives’ individual performance during the applicable year. This weighting remained the same for the 2019 and 2020 fiscal years.
In addition, our Compensation Committee eliminated the subjective and discretionary Company measurements of (i) proactive asset management, (ii) financial flexibility, and (iii) franchise value that had been used for long-term incentives in prior years. Instead, our Compensation Committee utilized the following four objective measurements to determine the Company performance portion of the award: (i) relative TSR; (ii) Same-Property Cash NOI growth; (iii) net debt to Adjusted EBITDAre; and (iv) Normalized FFO per share growth. Although we have similar Company performance metrics for our short-term and long-term incentives, these metrics have significantly different weightings and measurements. The Company performance metrics for our long-term equity incentives is measured over a multi-year period to reflect our long-term focus.
For each NEO a range of potential award values, expressed in each case as a dollar amount, is established at the beginning of the applicable performance year corresponding to three levels of performance (i.e., Threshold, Target, and High) for long-term incentive compensation. Performance at the Threshold, Target and High levels for a particular performance metric equate to award percentages of 50%, 100% and 200%, respectively, of the long-term incentive opportunity allocated to that metric.
The amounts awarded under the long-term incentive program are determined by our Compensation Committee following the performance year in the form of restricted shares of our common stock. The number of shares of our common stock awarded is determined by converting the dollar value of the award into shares of our common stock using the closing price of our common stock on the day prior to our grant date. The shares of our common stock awarded to each executive under the program are then subject to a multi-year vesting schedule following the performance year. Our Compensation Committee believes that this structure creates additional incentives for our executives to achieve superior Company and individual performance during the performance year, as well as an additional retention incentive to remain with the Company through the awards’ vesting dates and further alignment of our executives’ interests with those of our stockholders through our executives’ ownership of the Company’s common stock.
Company Performance Metrics. At the beginning of 2020, our Compensation Committee approved the Company performance metrics for 2020 to be used in determining the levels of the 2021 long-term equity incentive awards to be granted to our executives in early 2021. See the discussion in the section titled “Annual Bonus - Company Performance Metrics” above for a summary of the performance metrics and the reasons our Compensation Committee believes each performance metric is an important component of our pay-for-performance philosophy.

For all NEOs, 70% of the value of their long-term incentive compensation award is determined by our Compensation Committee based upon the Company’s performance, and 30% of the value of their long-term compensation award is based on individual performance achievements as determined by our Compensation Committee on a discretionary basis at the end of the performance year. The metrics set forth below are established on an annual basis and reviewed to help ensure Target levels set forth below are established at or above our SNL HC REIT Index peers. The Company performance metrics for 2020, as well as the achievement level for each metric, were as follows:

Company Performance	Weighting	Threshold (50%)	Target (100%)	High (200%)	Actual Performance	% Awarded (1)
Five-year TSR vs SNL US REIT Healthcare Index (expressed in percentile)	50%	Lower Quartile (25%)	Avg. Quartile (50%)	Upper Quartile (75%)	Avg. Quartile	50%
Five-year Same-Property Cash NOI Growth	25%	2.0%	2.5%	3.0%	2.5%	26%
Five-year Normalized FFO Per Share Growth	10%	16%	20%	24%	12%	0%
Net Debt to Adjusted EBITDAre	15%	6.0x	5.75x	5.5x	5.3x	30%

(1) Represents the award percentage for the applicable metric based on performance, multiplied by the weighting for that metric, adjusted if the actual performance measure (based on increments of 1/100th of a percent for percentage-based calculations) falls between award percentages.

Component	2020 Achievement
Five-year TSR vs SNL US REIT Healthcare Index	Over the last five years, we have generated total stockholder returns of approximately 27%. This placed us in the average quartile for performance relative to our peers.
Five-year Same-Property Cash NOI Growth
Same-Property Cash NOI growth has averaged 2.5% annually for the last five years. This growth allowed us to increase our dividend for the 7th consecutive year and contributed to our TSR growth as noted above.

Five-year Normalized FFO Per Share Growth
Over the last five years, our Normalized FFO per share growth has increased approximately 12% to $1.71 per diluted share as of December 31, 2020. This achievement is due to our disciplined record of acquiring and developing MOBs with strong accretion and growth in our key markets.

Net Debt to Adjusted EBITDAre
We had leverage of 5.3x, measured as debt less cash and cash equivalents and unsettled forward equity agreements to Adjusted EBITDAre. As of December 31, 2020, we had total liquidity of $1.4 billion, including $1.0 billion available under our unsecured revolving credit facility, $277.5 million of forward equity agreements, and cash and cash equivalents of $115.4 million.

Based on these performance results, our Compensation Committee determined that all NEOs would be awarded 106% of their long-term incentive related to Company performance.
Individual Performance
For our Compensation Committee’s assessment of each executive’s individual performance during 2020, see the discussion in the section titled “Annual Bonus - Individual Performance” above in this CD&A.

The following table sets forth the range of the 2020 long-term incentive opportunity for each of our NEOs and the actual equity grant levels awarded for each executive for their respective 2020 performance. The Threshold, Target and High amounts for each of our NEOs were determined at the discretion of our Compensation Committee.

Executive	Threshold (50%)	Target (100%)	High (150%)	Actual % of Target (1)	Amount
Scott D. Peters	$1,950,000	$3,900,000	$5,850,000	109%	$4,239,921
Robert A. Milligan	600,000	1,200,000	1,800,000	109%	1,304,393
Amanda L. Houghton	450,000	900,000	1,350,000	104%	937,803

(1) Represents the sum of (i) the Company performance factor (which was 106% based on 2020 five-year performance as described above) multiplied by the weighting of this component for each executive (70%) and (ii) the individual performance factor for each executive (which was 115% for Mr. Peters and Mr. Milligan, and 100% for Ms. Houghton, based on 2020 target performance) multiplied by the weighting of this component for each executive (30%).
Accordingly, each NEO received an award of restricted common stock on January 5, 2021, with the number of shares subject to each award being the amount awarded based on 2020 performance set forth in the table above, divided by $26.20, which was the closing price of our common stock on the last trading day prior to the grant date. The grant to Mr. Peters vested one-third on the grant date, and the remainder of the grant vests in two annual installments. The grant to each of our other NEOs vests in three annual installments.
Under applicable accounting rules, the NEOs’ awards under our 2020 equity program were not considered “granted” until January 2021 when our Compensation Committee determined the dollar values of the restricted common stock to be awarded to each executive. In accordance with SEC rules, these grants will be reflected in the compensation tables of next year’s proxy statement as compensation to each executive in 2021. The compensation tables below in this proxy statement reflect the grants of restricted common stock made to our NEOs early in 2020 pursuant to our 2019 equity incentive program. For a description of our Compensation Committee’s process for determining these awards, please see the proxy statement filed for our 2020 Annual Meeting of Stockholders.
Severance Benefits
Our Compensation Committee believes that the severance protections included in our NEOs’ employment agreements can be a valuable tool in attracting and retaining key executive officers. Our Compensation Committee determines the level of severance benefits to provide to each NEO on a case-by-case basis and, in general, considers these severance protections an important part of an executive’s compensation and to be consistent with competitive market practices. As described in more detail under the section titled “Potential Payments upon Termination or Change in Control” below, our NEOs would be entitled under their employment agreements to severance benefits in the event of a termination of employment by us without “Cause” or by the executive for “Good Reason”, as defined in the applicable employment agreement.
Clawback Policy
Our Compensation Committee believes it is important to promote and maintain a culture that emphasizes integrity and accountability. Accordingly, the Compensation Committee adopted a clawback policy, effective April 29, 2021, which is attached to this proxy statement as Appendix B. This policy applies to all current and former executive officers (as defined by SEC Rule 16a-1(f)) of the Company who have received cash-based or equity-based incentive compensation under a plan, agreement or other arrangement maintained by the Company from time to time. Pursuant to the policy, in the event the Company restates its financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Company may, at the discretion of the Compensation Committee, seek to recover from any person covered by the policy who received cash-based or equity-based incentive compensation during the three-year period preceding the date on which restatement is required, the amount by which such cash-based or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

COMPENSATION COMMITTEE REPORT
Our Compensation Committee oversees our compensation program on behalf of our Board of Directors. In fulfilling its oversight responsibilities, our Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this proxy statement.
In reliance on the review and discussion referred to above, our Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in our proxy statement on Schedule 14A filed in connection with our 2021 Annual Meeting of Stockholders.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute our Compensation Committee:

Peter N. Foss, Chair
W. Bradley Blair, II
Vicki U. Booth
H. Lee Cooper
Warren D. Fix
Jay P. Leupp

COMPENSATION OF EXECUTIVE OFFICERS
Executive Compensation
Summary Compensation Table - Fiscal 2020, 2019 and 2018
The summary compensation table below reflects the total compensation earned by our NEOs for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Scott D. Peters	2020	975,000	—	3,339,914	1,706,250	15,514	6,036,678
Chief Executive Officer, President and Chairman (Principal Executive Officer)	2019	900,000	—	3,726,012	1,792,800	23,104	6,441,916
	2018	900,000	—	4,657,496	1,296,000	17,871	6,871,367
Robert A. Milligan (3)	2020	600,000	—	927,749	525,000	23,741	2,076,490
Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	2019	500,000	—	1,035,002	498,000	18,656	2,051,658
	2018	500,000	—	1,420,007	360,000	17,087	2,297,094
Amanda L. Houghton	2020	450,000	—	737,591	339,750	26,114	1,553,455
Executive Vice President - Asset Management	2019	425,000	—	879,750	397,800	23,704	1,726,254
	2018	425,000	—	1,000,006	306,000	18,471	1,749,477

(1) Reflects the aggregate grant date fair value of awards granted to the NEOs in the reported year. For more information regarding the grant date fair value of awards of restricted common stock, see Note 12, Stockholders’ Equity and Partners’ Capital, of the Company’s financial statements filed with the SEC as part of the 2020 Annual Report.

As described in the CD&A, we generally grant annual equity awards to our executives early in the fiscal year at levels determined based on Company and individual performance during the prior year. Under SEC rules, equity awards are reported in the Summary Compensation Table (and the Grants of Plan-Based Awards Table below) as compensation for the year in which the award was granted (as opposed to the year in which it was earned). Accordingly, this table reports the equity awards granted to our executives in January 2020 (based on 2019 performance) as compensation for 2020, and the equity awards described in the CD&A, which were based on 2020 performance and granted in January 2021, will be reported as 2021 compensation in the proxy statement for our 2022 Annual Meeting of Stockholders.
(2) Amounts in this column for 2020 include payments for 100% of the premiums for healthcare coverage under our group health plan in the amount of $15,514 for Mr. Peters, $13,141 for Mr. Milligan and $15,514 for Ms. Houghton and 401(k) match in the amount of $10,600 for each of Mr. Milligan and Ms. Houghton. Such amounts reflect the aggregate cost to us of providing the benefit.
(3) In 2018, our Compensation Committee determined to award Mr. Milligan’s annual bonus for 2017 in the form of a restricted stock award (to vest on December 30, 2018) rather than in cash. As the award was granted in 2018, in accordance with SEC rules, it is reported as 2018 compensation in this table and in the Grants of Plan-Based Awards table below.
Employment Agreements
Our Compensation Committee approved amended and restated employment agreements in 2016 for each of our NEOs that were effective as of July 8, 2016. Mr. Peters’ and Mr. Milligan’s employment agreements provided for an initial term of four years. Ms. Houghton’s employment agreement provided for an initial term of two years. In July 2017 and March 2019, the terms of the applicable employment agreements with each of our existing NEOs were extended. In March 2019, the terms of the applicable employment agreements were extended to March 2023 for Messrs. Peters and Milligan, and to March 2022 for Ms. Houghton.
The base salary levels for each NEO were established in the employment agreements entered into in July 2016. The employment agreements for Mr. Peters, Mr. Milligan, and Ms. Houghton provide that the initial base salaries shall be $900,000, $400,000, and $300,000 per annum, respectively. The NEOs’ current salary levels are reported in the CD&A above. The employment agreements also provide a target annual bonus of 200% of base salary for Mr. Peters and 100% of base salary for each of Mr. Milligan and Ms. Houghton.
The employment agreement for Mr. Peters also provides that his annual equity award opportunity each year commencing with 2017 will have a target value of 300% of his base salary. Each executive is also eligible to receive an annual incentive bonus based on the Company’s and the applicable executive’s performance as determined by our Compensation Committee. Each employment agreement also provides that the applicable executive shall be entitled to participate in the benefit plans made available generally to the Company’s other senior executives, with the Company paying 100% of the premiums for health insurance coverage for the executive and his or her eligible dependents.

For information on the benefits provided to the NEOs in connection with a termination of employment or a change in control of the Company, as well as certain restrictive covenants provided in each executive’s employment agreement, please see “Potential Payments upon Termination or Change in Control” below.
Grants of Plan-Based Awards Table - Fiscal 2020
The following table presents information concerning plan-based awards granted to our NEOs during the year ended December 31, 2020. All equity awards were granted pursuant to the 2006 Incentive Plan. For additional information regarding the awards reflected in this table, please see the CD&A and the notes to the Summary Compensation Table above.

	Compensation Committee Approval Date		Estimated Future Payouts under Non- Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)
Scott D. Peters	12/4/2019	1/2/2020	—	—	—	110,301	3,339,914
	N/A	N/A	975,000	1,950,000	2,925,000	—	—
Robert A. Milligan	12/4/2019	1/2/2020	—	—	—	30,639	927,749
	N/A	N/A	300,000	600,000	900,000	—	—
Amanda L. Houghton	12/4/2019	1/2/2020	—	—	—	24,359	737,591
	N/A	N/A	225,000	450,000	675,000	—	—

(1) Awards granted based on 2019 performance. Each award represents a grant of restricted stock that generally vests based on the executive’s continued service with the Company through the applicable vesting date. Mr. Peters’ January 2, 2020 award vests in three equal installments on January 2, 2020, January 2, 2021 and January 2, 2022. The awards granted to Mr. Milligan and Ms. Houghton on January 2, 2020 vest in three equal installments on January 2, 2021, January 2, 2022 and January 2, 2023.
Outstanding Equity Awards Table at Fiscal 2020 Year-End
The following table presents information concerning outstanding equity awards held by our NEOs as of December 31, 2020. Our NEOs are generally entitled to dividends paid on unvested shares and do not hold any option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Scott D. Peters (2)	122,605	3,376,542
Robert A. Milligan (3)	68,990	1,899,985
Amanda L. Houghton (4)	58,620	1,614,395

(1) Based on the closing price of our common stock on the NYSE as of December 31, 2020 of $27.54 per share.
(2) Reflects (i) 85,838 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2021, and (ii) 36,767 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2022.
(3) Reflects (i) 34,933 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2021, (ii) 23,844 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2022, and (iii) 10,213 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2023.
(4) Reflects (i) 30,795 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2021, (ii) 19,706 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2022, and (iii) 8,119 restricted shares of our common stock, which vest and become non-forfeitable on January 2, 2023.
Option Exercises and Stock Vested Table - Fiscal 2020
The following table shows the number of shares of common stock of the Company subject to stock awards that vested and the value realized upon vesting of such shares for each of the NEOs during 2020:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Scott D. Peters	174,985	5,298,546
Robert A. Milligan	57,508	1,674,122
Amanda L. Houghton	32,982	989,317

(1) The value realized for restricted stock awards is based on the closing price of our common stock on the day prior to the applicable vesting date.

Potential Payments upon Termination or Change in Control
Summary of Potential Payments upon Termination of Employment.    As described above, we have entered into employment agreements with each of our NEOs, which provide certain benefits to the executive in the event of his or her termination of employment with us under certain conditions. In each case, the amount of the benefits varies depending on the reason for the termination. The following is a summary of the benefits provided under each executive’s employment agreement as in effect as of December 31, 2020.
Termination without Cause; Resignation for Good Reason.    If, during the term of the employment agreement, we terminate the executive’s employment without Cause, or he or she resigns for Good Reason (as such terms are defined in the applicable employment agreement), the executive will be entitled to the following benefits:
•A prorated bonus for the year in which the termination occurs (based on the executive’s period of service during the year).
•A lump sum cash severance payment equal to:
•in the case of Mr. Peters, three times the sum of (i) his then-current base salary and (ii) his target annual bonus for the fiscal year in which the date of termination occurs; and
•in the case of Mr. Milligan and Ms. Houghton, two times his or her then-current base salary.
•Payment by the Company of premiums to continue healthcare coverage under COBRA for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan and Ms. Houghton.
•Immediate vesting of the executive’s then-outstanding and unvested equity awards.
In each case, the executive’s right to receive the severance benefits described above is contingent on the executive providing a general release of claims in favor of the Company.
Disability.    If we terminate the executive’s employment by reason of his or her disability, the executive will be entitled to payment by the Company of premiums to continue healthcare coverage under COBRA, for 18 months in the case of Mr. Peters, or six months in the case of Mr. Milligan and Ms. Houghton. In addition, the executive’s then-outstanding and unvested equity awards will become immediately vested.
Death.    In the event of a termination due to death, the executive’s then-outstanding and unvested equity awards will become immediately vested.
Non-Compete Agreement and Non-Solicitation Covenants.    Each NEO’s employment agreement includes non-competition and non-solicitation covenants in favor of the Company. If the Company elects upon the executive’s termination of employment to enforce the non-competition covenant, the covenant would generally apply for one year following the executive’s termination of employment, and if the executive’s employment is terminated for any reason other than by the Company for Cause or due to the executive’s death, the Company would be required to pay the executive an amount equal to 60% of the sum of the executive’s base salary in effect on the termination date and the executive’s annual bonus for the year preceding the year in which the termination date occurred (or, in Mr. Peters’ case, 75% of such sum). In addition, if the executive’s employment with us terminates upon or following the expiration of the term of his or her employment agreement, the executive’s equity-based awards will generally remain outstanding and eligible to vest for up to two years following the termination date, subject to the executive’s compliance with the non-competition covenant through the applicable vesting date. In each case, the executive would also be subject to a covenant not to solicit our customers, vendors, or employees for one year after the executive’s termination date. These agreements also limit each executive’s ability to disclose or use any of our confidential business information or practices.

The following table summarizes the value of the termination payments and benefits that each of our NEOs would receive if he or she had terminated employment with us on December 31, 2020 under the circumstances shown. No such termination payments or benefits would be payable to a NEO upon a termination by the Company for Cause. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2020, or payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Name	Resignation Without Good Reason ($)	Termination Without Cause or Resignation For Good Reason ($)	Death ($)	Disability ($)
Scott D. Peters
Cash Severance (1)	—	8,775,000	—	—
Benefit Continuation (2)	—	40,990	—	40,990
Value of Unvested Equity Awards (3)	—	3,376,542	3,376,542	3,376,542
Non-Compete Payment (4)	2,075,850	2,075,850	—	2,075,850
Total	2,075,850	14,268,382	3,376,542	5,493,382
Robert A. Milligan
Cash Severance (1)	—	1,200,000	—	—
Benefit Continuation (2)	—	9,820	—	9,820
Value of Unvested Equity Awards (3)	—	1,899,985	1,899,985	1,899,985
Non-Compete Payment (4)	658,800	658,800	—	658,800
Total	658,800	3,768,605	1,899,985	2,568,605
Amanda L. Houghton
Cash Severance (1)	—	900,000	—	—
Benefit Continuation (2)	—	13,663	—	13,663
Value of Unvested Equity Awards (3)	—	1,614,395	1,614,395	1,614,395
Non-Compete Payment (4)	508,680	508,680	—	508,680
Total	508,680	3,036,738	1,614,395	2,136,738

(1) Represents a lump sum cash severance payment equal to, in the case of Mr. Peters, three times the sum of (i) his then-current base salary and (ii) his then-current target bonus and, in the case of the other NEOs, two times the executive’s then-current base salary

(2) Represents company-paid COBRA for medical, dental and vision coverage based on 2020 rates for (i) 18 months in the case of Mr. Peters, or (ii) six months in the case of Mr. Milligan and Ms. Houghton.
(3) Represents the value of unvested equity awards that vest upon the designated event pursuant to the executive’s employment agreement as described above. Awards of restricted common stock are valued based upon the closing price of our common stock on the NYSE as of December 31, 2020 of $27.54 per share.
(4) As noted above, the Company may elect to have the executive be subject to a non-competition covenant for one year following the executive’s termination of employment, subject to the Company making a payment to the executive if the termination is for any reason other than by the Company for Cause or due to the executive’s death. This amount represents 60% of the sum of the executive’s base salary in effect on December 31, 2020 and the executive’s annual bonus for 2019 (or, in Mr. Peters’ case, 75% of such sum).

Summary of Potential Payments upon a Change in Control.    No NEO would be entitled to cash benefits or accelerated vesting of equity awards simply because a change in control of the Company occurs. Pursuant to the 2006 Incentive Plan, equity awards under the plan (including awards held by our NEOs) would generally vest upon the occurrence of a change in control of the Company (as defined in the plan) only if they are not assumed or otherwise continued after the transaction or, in the event such award is assumed or otherwise continued after the transaction, if the holder’s employment is terminated by us without Cause or by the holder for Good Reason within one year after the change in control. The following table summarizes the value of each executive’s outstanding equity awards that may have vested in connection with a change in control as of December 31, 2020.

Name	Change in Control ($)
Scott D. Peters
Value of Unvested Equity Awards (1)	3,376,542
Total	3,376,542
Robert A. Milligan
Value of Unvested Equity Awards (1)	1,899,985
Total	1,899,985
Amanda L. Houghton
Value of Unvested Equity Awards (1)	1,614,395
Total	1,614,395

(1) Represents the value of unvested awards of restricted common stock, which are valued based upon the closing price of our common stock on the NYSE as of December 31, 2020 of $27.54 per share.
CEO Pay Ratio
Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2020 was $6,021,164 and the median of the total compensation of all of our employees (excluding our CEO) for 2020 was $70,000. Accordingly, we estimate the ratio of our CEO’s total compensation for 2020 to the median of the total compensation of all of our employees (excluding our CEO) for 2020 to be 86 to 1.
We selected December 31, 2020, which is a date within the last three months of fiscal 2020, as the date we would use to identify our median employee. To find the median of the annual total compensation of all our employees (excluding our CEO), we used the amount of the employee’s base compensation and cash bonuses, as well as stock awards granted to the employee during 2020 (based on the grant date fair value of the awards as determined for accounting purposes). All other compensation, such as premiums for healthcare coverage and 401(k) matching arrangements that are included in the “Summary Compensation Table” above, are not included in this calculation as they are deemed immaterial and would result in no change to the pay ratio above. In making this determination, we annualized compensation for those employees who did not work for the Company for the entire fiscal year. We did not make any cost-of-living adjustments in identifying the median employee.
This pay ratio is an estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has appointed Deloitte to be our independent registered public accounting firm for the year ending December 31, 2021. A representative of Deloitte is expected to be present at the 2021 Annual Meeting of Stockholders and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from stockholders.
Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the 2021 Annual Meeting of Stockholders in order to ascertain the views of the stockholders regarding such appointment as a matter of good corporate practice. If the stockholders should not ratify the appointment of our independent registered public accounting firm, the Audit Committee will reconsider the appointment. In addition, even if stockholders ratify the Audit Committee’s appointment of Deloitte, the Audit Committee, in its discretion, may still appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our stockholders.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: AUDIT AND NON-AUDIT FEES
Deloitte has served as our independent auditors since April 2006. The following summarizes the approximate aggregate fees billed to the Company for the fiscal years ended December 31, 2020 and 2019 by Deloitte, the Company’s principal independent registered public accounting firm, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte Entities”):

Services	2020	2019
Audit fees (1)	$1,346,436	$1,279,127
Tax fees (2)	489,474	475,251
Total	$1,835,910	$1,754,378

(1) Audit fees consist of the audit of our annual consolidated financial statements, a review of our quarterly condensed consolidated financial statements, and other services related to filings with the SEC.

(2) Tax services consist of tax compliance.
Pre-Approval Policies
The Audit Committee charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services, if any (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.
All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.
Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The chair of the Audit Committee has been delegated the authority to specifically pre-approve de minimis amounts for services not covered by the general pre-approval guidelines. All amounts, other than such de minimis amounts, require specific pre-approval by the Audit Committee prior to engagement of Deloitte. All amounts, other than de minimis amounts not subject to pre-approval, specifically pre-approved by the chair of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.
All services rendered by Deloitte for the years ended December 31, 2020 and 2019 were pre-approved in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining the independence of our independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS
The Audit Committee of the Board of Directors of Healthcare Trust of America, Inc. operates under a written charter adopted by the Board of Directors, which is available by clicking on “Corporate Governance” under “Investor Relations” on our website at www.htareit.com. The role of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for our financial statements as well as our financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2020 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of Healthcare Trust of America, Inc.
The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed by the applicable auditing standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). The Audit Committee has received the written disclosures from our independent registered public accounting firm required by Public Company Accounting Oversight Board (United States) (“PCAOB”) Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with our independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC. The Audit Committee has also discussed with our independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 1301, Communication with Audit Committees.
The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of Healthcare Trust of America, Inc., prior to the issuance of the financial statements.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 24, 2021.
This report shall not be deemed to be “soliciting material,” shall not be deemed to be incorporated by reference by any general statement incorporating by reference our proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing, and shall not otherwise be deemed filed under such Acts. This report is provided by the following independent directors, who constitute the Audit Committee:

Jay P. Leupp, Chair
W. Bradley Blair, II
Vicki U. Booth
Warren D. Fix
Peter N. Foss
Gary T. Wescombe

PROPOSAL NO. 4
APPROVAL OF THE AMENDED AND RESTATED 2006 INCENTIVE PLAN

We are requesting that stockholders approve the amendment and restatement of our 2006 Incentive Plan (the “Amended Plan”), which was approved by our Board of Directors on April 29, 2021 (the “Restatement Date”) subject to stockholder approval at this Annual Meeting. The Amended Plan amends and restates in its entirety our Amended and Restated 2006 Incentive Award Plan as in effect prior to the Restatement Date (the “Existing Plan”). The Existing Plan was previously amended and restated on February 24, 2011.
We propose that the Amended Plan extend for ten years after the Restatement Date and have a total authorized limit of ten million shares of our common stock for grants of new awards on and after the Restatement Date. Only five million shares from the share reserve under the Amended Plan may be used to grant any form of award other than stock options or stock appreciation rights that is settled by the issuance of our common stock, which we refer to below as full-value shares. We have not requested any additional shares under the Existing Plan since 2011.
We believe that the proposed changes are necessary to help ensure that the Company is able to attract and retain the services of key individuals essential to the Company’s long-term growth and success. If approved, the Company will be able to grant equity awards under the Amended Plan effective on the date of this Annual Meeting. A copy of the Amended Plan is set forth in Appendix A to this proxy statement.

Stockholder Approval
Approval of the Amended Plan is necessary in order for us to meet the stockholder approval requirements of the New York Stock Exchange, and to grant stock options that qualify as incentive stock options, as defined under Section 422 of the Code. If stockholders do not approve this Proposal No. 4, then the Existing Plan will continue in full force and effect, and all previously granted awards will continue to be subject to the terms of the Existing Plan. However, the Company will be unable to grant any further equity awards under the Existing Plan. As of April 15, 2021, none of the remaining 450,893 shares will be granted under the Existing Plan.

Importance of the Amended Plan
The Amended Plan is a crucial component of our compensation program for our executives and other key employees. Without the Amended Plan, we would be reliant on cash-settled awards as our sole method of incentive-based compensation. Approving the Amended Plan allows us to make a substantial portion of our executive officers’ compensation at-risk and contingent on the Company’s operating and stock-price performance over the long-term.

Dilution, Key Historical Equity Metrics and Burn Rate
In determining the number of shares of common stock to request for approval under the Amended Plan, our management team worked with the Compensation Committee and its consultant to evaluate a number of factors, including our recent share usage, anticipated share usage, and criteria expected to be utilized by proxy advisory firms in evaluating our proposal for the Amended Plan. Specifically, our Board considered the following:
•The share reserve, inclusive of both shares for full-value awards and options/SARs reserved under the Amended Plan represents 4.6% of our outstanding common stock on April 15, 2021, our record date.
•The average rate at which we grant equity awards is well below the “burn rate” benchmark that Institutional Shareholder Services (“ISS”) has set for our industry. The following table sets forth information relating to our historical burn rate under the Existing Plan over the last three years:

	2018	2019	2020	Average
Restricted shares granted	370,071	333,820	273,503	325,798
Shares underlying options granted and performance options granted	—	—	—	—
Restricted stock units ("RSUs") and performance-based RSUs granted	—	—	—	—
Net increase in diluted shares due to equity awards assuming vesting	370,071	333,820	273,503	325,798
Weighted-average basic shares outstanding	206,065,000	205,720,000	218,078,000	209,954,333
Burn rate(1)	0.18%	0.16%	0.13%	0.16%
Adjusted Burn rate(2)	0.45%	0.41%	0.31%	0.39%
(1) Equity-based awards granted divided by weighted average shares outstanding
(2) Adjusted to convert full-value restricted stock awards to an option equivalent, utilizing the Institutional Shareholder Services’ (ISS) conversion factor of 2.5 option shares for each 1 full-value award based on our historical volatility.

The number of new shares to be reserved for under the Amended Plan and awarded but unvested under the Existing Plan prior to the Restatement Date is set forth below:

As of April 15, 2021
New full-value shares available under the Amended Plan	5,000,000
New shares for stock options and SARs under the Amended Plan	5,000,000
Outstanding unvested full-value restricted stock awards under the Existing Plan (1)	526,683
Stock options outstanding	—
Existing reserves for unawarded shares under the Existing Plan (2)	450,893

Total shares of common stock outstanding	218,821,746

Fully-vested Long-Term Incentive Plan (LTIP) OP unit awards under the Existing Plan convertible into common shares	1,155,840
Other OP units convertible into common shares	2,352,705
Total OP units convertible into common shares (3)	3,508,545

(1) Included in outstanding shares of common stock. Restricted shares that may be forfeited, cancelled or terminated after the Restatement Date will not be added to the share reserve under the Amended Plan.

(2) For informational purposes only. All remaining shares available under the Existing Plan prior to amendment are no longer available for grant and will not be transferred into the Amended Plan.
(3) Not included in total shares of common stock outstanding.
Our Board has determined that the size of the share reserve under the Amended Plan is reasonable and appropriate at this time in light of our need to grant equity compensation in order to continue to attract and retain employees in the extremely competitive labor markets in which we compete.

Share Reserve
As noted above, the share reserve available for new awards granted under the Amended Plan on or after the Restatement Date is ten million shares. The share reserve is subject to the following adjustments:
•The share limit is increased by the number of shares subject to awards granted on or after the Restatement Date that later are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares. Any shares awarded under the Existing Plan that are forfeited, canceled, terminated, or expire for any reason will not be added back to the share reserve under the Amended Plan.
•The Amended Plan prohibits “liberal share recycling”. Shares that are repurchased by the Company or withheld upon exercise to pay the exercise price (of a stock option) or base price (of a stock appreciation right) or any tax withholding requirements with respect to awards granted on or after the Restatement Date do count against the share reserve and are not available again for issuance under the Amended Plan.
•The full number of stock options and stock appreciation rights granted on or after the Restatement Date shall be charged against the share reserve regardless of how many shares are issued upon exercise.
•Awards issued in substitution for awards previously granted by a company that merges with, or is acquired by, the Company do not reduce the share reserve limit under the Plan.
These adjustments shall also apply to the application of the five million share limit for full-value shares and the separate five million share limit for stock options and stock appreciation rights. No awards granted under the Existing Plan prior to the Restatement Date shall count against either of these limits.

Key Changes Made under the Amended Plan
The Amended Plan is substantially similar to the Existing Plan and has been updated to include the changes described below.
Incentive Stock Options. The Amended Plan permits the grant of options that qualify as “incentive stock options” under Section 422 of the Code.
Clawback Rights. Awards granted under the Amended Plan will be subject to recoupment or clawback under the Company’s clawback policy or applicable law, both as in effect from time to time. The Company's clawback policy is attached to this proxy statement as Appendix B.

Change in Control. Awards granted under the Amended Plan will generally accelerate and vest, become exercisable (with respect to stock options and SARs), or have performance targets deemed earned at the greater of target level and actual performance, if both (1) a Change in Control occurs and (2) the participant’s employment is terminated by the Company without Cause or by the participant for Good Reason within two years following the change in control. The Amended Plan also affords the Company greater flexibility to determine how to adjust awards at the time of a change in control. We do not use a “liberal” definition of change in control as defined in ISS proxy voting guidelines as there is no automatic vesting upon a Change in Control.
Expanded Definition of Repricing. The Amended Plan clarifies that repricing prohibitions include the cashout of underwater stock options or SARs.
Tax Withholding. The Amended Plan permits us to withhold for taxes in amounts above the minimum tax withholding requirements, up to the maximum applicable tax rate consistent with recent accounting changes under ASC Topic 718.
Increased Flexibility for Option Exercise. The Amended Plan gives the Company discretion to permit a number of different methods for participants to pay the exercise price for their stock options, including by cash or check, by shares of Company common stock, by net exercise, by broker-assisted cashless exercise (to the extent permitted by applicable law) and through other legal consideration that the Company deems appropriate.
Stock Option / SAR Administrative Changes. The Amended Plan provides that if a participant is prevented from exercising an Option or SAR due to trading restriction, physical infirmity or administrative error that the period to exercise the underlying option is tolled for such period of time where participant is unable to exercise the option. The Amended Plan also specifies that the Company has no duty to inform option holders that the option exercise period is about to expire.
Sale of Facility or Operating Unit. The Amended Plan provides that if a facility or operating unit at which a participant is located is closed or sold by the Company or is not otherwise majority owned by the Company, such a participant will be treated as if a termination of employment occurred absent special action by the Committee and the Committee may take action with respect to such a participant’s awards as if a change in control occurred.
Enhanced Cause Definition and Default Good Reason Definition. The Amended Plan includes an enhanced “cause” definition for participants without employment agreements, which definition delineates specific acts of misconduct by such participants that would result in their forfeiture of awards granted under the Plan. The Amended Plan also allows the Company to rely on evidence acquired within one year after a participant’s termination of employment in determining “cause” existed for termination. The Amended Plan also includes a “good reason” definition that applies to participants who do not have employment agreements with the Company after a change in control.
Choice of Venue. The Amended Plan includes a choice of venue provision that provides that participants and the Company submit to the jurisdiction of courts in the state of Maryland for disputes under the Amended Plan.

Existing Plan Information
The following table sets forth information as of December 31, 2020 on the Company’s Existing Plan.

Plan Category (1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (#)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders	136,840	—	—
Equity compensation plans not approved by security holders	1,019,000	—	804,786
Total	1,155,840	—	804,786

(1) The Plan was initially approved by our stockholders. In February 2011, our Board of Directors approved an increase in the shares of the Company’s common stock that may be issued under the plan from 1,000,000 to 5,000,000. This increase was not approved by stockholders. Accordingly, the remaining shares under the plan are reflected in the table above under “Equity compensation plans not approved by security holders.”
(2) Does not include 436,399 outstanding restricted shares granted under the Plan as of December 31, 2020.

Summary of the Material Terms of the Amended Plan
Set forth is a summary of the other provisions in the Amended Plan. This summary does not purport to be a complete description of all of the provisions of the Amended Plan. It is qualified in its entirety by reference to the full text of the Amended Plan.
Eligibility and Administration. Our employees, officers, consultants and directors are eligible to receive awards under the Amended Plan. As of April 15, 2021, the record date for the 2021 Annual Meeting, there were 337 employees, including three executive officers, and seven non-employee directors eligible to receive awards under the Amended Plan. The Amended Plan is administered by the Board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (all such bodies and delegates referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or other applicable law or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration conditions
Stock Options. Both ISOs (which are entitled to potentially favorable tax treatment) and nonqualified stock options (“NQSOs”) may be granted under the Amended Plan. The Compensation Committee will determine the vesting schedule and number of shares covered by each stock option granted to a participant. The stock option exercise price is determined at grant by the Compensation Committee and must be at least 100% of the fair market value of a share of common stock on the date of grant (110% for ISOs granted to stockholders who own more than 10% of the total outstanding shares of the Company, its parent or any of its subsidiaries). Consistent with applicable laws, regulations and rules, the Compensation Committee may provide that payment of the exercise price of stock options may be made by cashless exercise or by any other form of payment approved by the Compensation Committee, including a net exercise. The term of a stock option shall not exceed 10 years from the date of grant (or 5 years for ISOs granted to stockholders who own more than 10% of the total outstanding shares of the Company, its parent or any of its subsidiaries).
Stock Appreciation Rights (SARs). The Compensation Committee may grant SARs under the Amended Plan. The vesting schedule and number of shares covered by each SAR granted to a participant will be determined by the Compensation Committee. The base price of a SAR will be established by the Compensation Committee and may not be less than 100% of the fair market value of a share on the date of grant. Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (1) the difference between (i) the fair market value of a share on the date of exercise and (ii) the base price times (2) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, shares, or any combination of both, as determined by the Compensation Committee, in its sole discretion, at the time of grant. The term of a SAR shall not exceed 10 years from the date of grant.
Restricted Stock, Restricted Stock Units and Deferred Stock Units. The Compensation Committee may award restricted stock, restricted stock units and deferred stock units under the Amended Plan. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock unit awards and deferred stock unit awards result in the transfer of shares of stock to the participant only after specified conditions are satisfied. A holder of restricted stock is treated as a current stockholder and may be entitled to dividend and voting rights, whereas the holder of a restricted stock unit or deferred stock unit is treated as a stockholder with respect to the award only when the shares are delivered in the future. When the participant satisfies the conditions of a restricted stock unit award or deferred stock unit award, the Company may settle the award (including any related dividend equivalent rights) in shares, cash or other property, as determined by the Compensation Committee, in its sole discretion.
Performance Awards. The Compensation Committee is authorized to grant performance awards to participants on terms and conditions established by the Compensation Committee. The performance criteria to be achieved during any performance period and the length of the performance period are determined by the Compensation Committee in its sole discretion upon the grant of the performance award. Performance awards may be cash-based awards or share-based awards. The Compensation Committee may, in its discretion, make adjustments to performance awards and performance goals based on certain changes in the Company business operations, corporate or capital structure or other circumstances specific to a participant, including promotion, demotion or transfer to a different business unit or function.
Dividend Equivalents. The Compensation Committee may grant participants dividend equivalent rights with respect to full-value awards under the Amended Plan. Dividend equivalent rights entitle their holders to credits based on cash dividends or distributions that would have been paid on the shares specified in the award to which it relates if those shares were held by the participant. Dividend equivalents may, if provided by the Compensation Committee, be reinvested in additional shares of common stock or (except in the case of performance awards) be paid or distributed to the participant as accrued.

Other Stock Based Awards. The Compensation Committee may grant other forms of equity-based or equity-related awards other than options, SARs, restricted stock, restricted stock units, deferred stock units or performance awards. The terms and conditions of each stock-based award shall be determined by the Compensation Committee.
Transferability of Awards. Except as described below, awards under the Amended Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Compensation Committee has discretion, however, to permit certain transfer of awards to other persons or entities, provided that such transfers do not result in accelerated taxation and are otherwise appropriate and desirable, taking into account any factors deemed relevant, including state or federal tax or securities laws.
Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the Amended Plan and any outstanding awards, as well as the exercise price or base price of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
Amendment and Termination. The Board of Directors or the Compensation Committee may amend, modify or terminate the Amended Plan without stockholder approval, except that stockholder approval must be obtained for any amendment that, in the reasonable opinion of the Board of Directors or the Compensation Committee, constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a stock exchange on which shares of common stock are then listed.
The Amended Plan will terminate at the earliest of (1) termination of the Amended Plan by the Board of Directors, or (2) the tenth anniversary of the Restatement Date. Awards outstanding upon expiration of the Amended Plan shall remain in effect until they have been exercised or terminated, or have expired.

Share Price
On April 14, 2021, the last trading day prior to the record date, the closing price of our common stock on the New York Stock Exchange was $27.95 per share.

New Plan Benefits
The number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended Plan will be determined at the discretion of our Board or Compensation Committee, as applicable, in the future, and our Board and Compensation Committee have not made any determination to make future grants to any persons under the Amended Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Amended Plan, as proposed to be amended, had been in effect in the year ended December 31, 2020. Please refer to the “Summary Compensation Table - Fiscal 2020, 2019, and 2018”, the “Grants of Plan-Based Awards Table - Fiscal 2020”, and the “Director Compensation Table - Fiscal 2020” located elsewhere in this proxy statement, which set forth certain information regarding awards granted to our named executive officers and non-employee directors, respectively, during the last completed fiscal year. As noted above, there are no outstanding stock option grants.

Summary of U.S. Federal Income Tax Consequences
The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the Amended Plan. Tax consequences for any particular individual may be different. As the rules governing the tax treatment of such awards are quite technical, the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions and their interpretations are subject to change, and their application may vary in individual circumstances. This discussion does not address the tax consequences under applicable state and local law.
Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.
Appreciation Rights. No taxable income is reportable when a SAR with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
Restricted Stock. Unless a participant who receives an award of restricted stock makes an election under Section 83(b) of the Code (“Section 83(b)”) as described below, the participant generally is not required to recognize ordinary income upon the grant of restricted stock. Instead, on the date the restrictions lapse and the shares vest (that is, become transferable and no longer subject to a substantial risk of forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on that date over the amount, if any, paid for those shares.
If a participant makes a Section 83(b) election to recognize ordinary income on the date the restricted shares are granted, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of grant over the amount, if any, paid for those shares. In that case, the participant will not be required to recognize additional ordinary income when the restrictions lapse and the shares vest.
Restricted Stock Units and Deferred Stock Units. A participant generally is not required to recognize income upon the grant of a restricted stock unit or a deferred stock unit. In general, on the date the restricted stock units or deferred stock units settle, the participant will be required to recognize ordinary income in an amount equal to the fair market value of the restricted stock units or deferred stock units as of the settlement date. In addition, Federal Insurance Contributions Act (“FICA”) taxes are imposed in the year of vesting (which may occur prior to the year of settlement).
Performance Awards. A participant will generally recognize income on the amount of cash paid to, or value of stock received by, the participant under a performance award.
Dividend Equivalents. Dividend equivalents are generally taxable as ordinary income when received by the participant .
General Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the Amended Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, upon the exercise of a nonqualified stock option), subject to the restrictions under Section 162(m) of the Code. Moreover, if a participant recognizes ordinary income due to a disqualifying disposition of an incentive stock option, the Company would generally be entitled to a deduction in the same amount.
Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for covered employees exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. Under the Tax Cuts and Jobs Act, the term “covered employee” now includes any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers for the taxable year, whether or not employed at year-end. Once an individual becomes a covered employee, that individual will remain a covered employee for all future years, including after termination or death.
Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Amended Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Participants are solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Reasons for Approval
We believe strongly that the approval of the Amended Plan is important to our continued success. Equity awards constitute an important incentive and help us attract and retain high performing individuals. If Amended Plan is not approved, the Company must grant incentive awards in cash except as permitted under the inducement award exception for new hires under NYSE listing rules.

Required Vote
Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the Proxy. In order to be approved, this proposal must be approved by the affirmative vote of a majority of the shares of common stock present in person or by proxy and cast at the Annual Meeting. For purposes of the vote on this proposal, abstentions will be treated as votes “against” the proposal. Broker non-votes will not be counted as votes cast, and therefore, will not have any effect on the result of the vote.

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record as of the close of business on April 15, 2021 without charge upon written request addressed to: Healthcare Trust of America, Inc., 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary. A reasonable fee will be charged for copies of exhibits. You may access our Annual Report on Form 10-K for the year ended December 31, 2020 at www.htareit.com.
PROPOSALS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
Stockholder Proposals for our Proxy Statement
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2022 Annual Meeting of Stockholders must cause such proposal to be received at our principal executive offices located at 16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona 85254, Attention: Secretary, no later than January 14, 2022, in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act.
If a stockholder wishes to present a director nomination or other business proposal at the 2022 Annual Meeting of Stockholders, our bylaws currently require that the stockholder give advance written notice to our Secretary at our offices no earlier than December 15, 2021 and no later than 5:00 p.m., Mountain Time, on January 14, 2022. Any stockholder nominations or proposals not received by us by 5:00 p.m., Mountain Time, on January 14, 2022, will be considered untimely and will be excluded from consideration at the meeting.
Proxy Access Director Nominations
For a qualifying stockholder, or group of qualifying stockholders, to nominate a director nominee for election at our 2022 Annual Meeting of Stockholders pursuant to the “proxy access” provision of the Company’s bylaws, such qualifying stockholder or group of stockholders must comply with the then current advance notice requirements in the Company’s bylaws and deliver the proposal to our Secretary no earlier than December 15, 2021 and no later than 5:00 p.m., Mountain Time, on January 14, 2022 in order for such proposal to be considered timely. In addition, the Company’s bylaws require the qualifying stockholder or group of stockholders to update and supplement such information as of specified dates.
OTHER MATTERS
The only business to come before the 2021 Annual Meeting of Stockholders of which management is aware is set forth in this proxy statement. If any other business does properly come before the 2021 Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote all proxies in their discretion.
It is important that proxies be returned promptly. Therefore, stockholders are urged to follow the voting instructions in the accompanying Notice or proxy card.

NON-GAAP FINANCIAL MEASURES
FFO and Normalized FFO
We compute FFO in accordance with the current standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
We also compute Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) noncontrolling income or loss from OP Units included in diluted shares (only applicable to the Company); and (iv) other normalizing items, which include items that are unusual and infrequent in nature. Our methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.
We present FFO and Normalized FFO because we consider them important supplemental measures of our operating performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. FFO and Normalized FFO should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of our financial performance, nor are they indicative of cash available to fund cash needs. FFO and Normalized FFO should be reviewed in connection with other GAAP measurements.
The following is the reconciliation of our FFO and Normalized FFO to net income attributable to common stockholders for the years ended December 31, 2020 and 2019 (in thousands, except per share data):

	Year Ended December 31,
	2020	2019
Net income attributable to common stockholders	$52,618	$30,154
Depreciation and amortization expense related to investments in real estate	299,722	287,572
(Gain) loss on sales of real estate, net	(9,590)	154
Proportionate share of joint venture depreciation and amortization	1,949	1,858
FFO attributable to common stockholders	$344,699	$319,738
Transaction expenses	965	2,350
Loss on extinguishment of debt, net	27,726	21,646
Noncontrolling income from OP Units included in diluted shares	890	538
Other normalizing adjustments (1)	5,031	—
Normalized FFO attributable to common stockholders	$379,311	$344,272

Net income attributable to common stockholders per diluted share	$0.24	$0.14
FFO adjustments per diluted share, net	1.32	1.39
FFO attributable to common stockholders per diluted share	$1.56	$1.53
Normalized FFO adjustments per diluted share, net	0.15	0.11
Normalized FFO attributable to common stockholders per diluted share	$1.71	$1.64

Weighted average diluted common shares outstanding	221,666	209,605

(1) Other normalizing adjustments includes the following: Non-recurring bad debt of $4,672 thousand, incremental hazard pay to facilities employees of $314 thousand, and incremental personal protective equipment of $45 thousand for the year ended December 31, 2020.

NOI, Cash NOI and Same-Property Cash NOI
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. We believe that NOI provides an accurate measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the management of our properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; and (iii) notes receivable interest income. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of our revenue performance. We believe that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of our operating assets. Additionally, we believe that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, our use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, we calculate comparable amounts for a subset of our owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by us during the entire span of all periods presented and disposed properties, (ii) our share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices we would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of our financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

The following is the reconciliation of our NOI, Cash NOI and Same-Property Cash NOI to net income for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019
Net income	$53,508	$30,758
General and administrative expenses	42,969	41,360
Transaction expenses	965	2,350
Depreciation and amortization expense	303,828	290,384
Interest expense	94,613	96,632
(Gain) loss on sale of real estate, net	(9,590)	154
Loss on extinguishment of debt, net	27,726	21,646
Income from unconsolidated joint venture	(1,612)	(1,882)
Other income	(301)	(841)
NOI	$512,106	$480,561
Straight-line rent adjustments, net	(15,971)	(9,861)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments (1)	(2,722)	(3,347)
Notes receivable interest income	(161)	(96)
Other normalizing adjustments (2)	5,031	—
Cash NOI	$498,283	$467,257
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(36,408)	(9,273)
Redevelopment Cash NOI	698	(2,635)
Intended for sale Cash NOI	(5,486)	(5,499)
Same-Property Cash NOI (3)	$457,087	$449,850
Same-Property Cash NOI percentage growth	1.6%

(1) The presentation includes certain adjustments to allow for the consistent treatment of items impacted by Topic 842-Leases.
(2) Other normalizing adjustments includes the following: Non-recurring bad debt of $4,672 thousand, incremental hazard pay to facilities employees of $314 thousand, and incremental personal protective equipment of $45 thousand for the year ended December 31, 2020.

(3) Same-Property includes 399 buildings for the years ended December 31, 2020 and 2019.

HTA

Healthcare Trust *of* America, Inc.

Dedicated Owner of Best in Class Medical Office

NYSE: HTA

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 6, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Virtual Only Meeting - Go to **www.virtualshareholdermeeting.com/HTA2021**

You may attend the meeting via the Internet and vote during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 6, 2021. Have your proxy card in hand when you call access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D53733-P53672

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN PROPERLY SIGNED AND DATED.

HEALTHCARE TRUST OF AMERICA, INC.

The Board of Directors recommends you vote FOR the following:

Nominees	For	Against	Abstain
1a. Scott D. Peters	☐	☐	☐
1b. W. Bradley Blair, II	☐	☐	☐
1c. Vicki U. Booth	☐	☐	☐
1d. H. Lee Cooper	☐	☐	☐
1e. Warren D. Fix	☐	☐	☐
1f. Peter N. Foss	☐	☐	☐
1g. Jay P. Leupp	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
3. To consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
4. To approve our Amended and Restated 2006 Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K for the year ended 2020 are available at www.proxyvote.com.

D53734-P53672

HEALTHCARE TRUST OF AMERICA, INC.
Annual Meeting of Stockholders
July 7, 2021 9:00 AM MST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Scott D. Peters and Robert A. Milligan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to attend the Annual Meeting of Stockholders of HEALTHCARE TRUST OF AMERICA, INC., a Maryland corporation, to be held at 9:00 AM MST, on July 7, 2021, at www.virtualshareholdermeeting.com/HTA2021, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting or any postponement or adjournment thereof.

The votes entitled to be cast by the undersigned, when this proxy is properly executed, will be cast in the manner directed herein. If this proxy is duly executed, but no such direction is made, the votes entitled to be cast by the undersigned will be cast in accordance with the Board of Directors' recommendations, as described in the Proxy Statement. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side

APPENDIX A
HEALTHCARE TRUST OF AMERICA, INC.
AMENDED AND RESTATED 2006 INCENTIVE PLAN

ARTICLE 1
HISTORY AND PURPOSE
1.1    History. The Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan (the “Plan”) was originally adopted by the Board of Directors (the “Board”) of Healthcare Trust of America, Inc. (f/k/a NNN Healthcare/Office REIT, Inc.) (the “Company”) on April 28, 2006 and by the stockholders of the Company on July 28, 2006. The Plan was amended by the Board on September 12, 2006. The Board of Directors further amended and restated the Plan on February 24, 2011, to increase the number of shares authorized to be issued pursuant to the Plan and for other purposes. The Board of Directors further amended and restated the Plan on April 29, 2021 to increase the number of shares authorized to be issued pursuant to the Plan and for other purposes, subject to the approval of the Company’s stockholders.

1.2    Purpose. The purpose of the Plan is to promote the success, and enhance the value, of Healthcare Trust of America, Inc. by linking the personal interests of Employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Employees, officers, directors and consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected Employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2
DEFINITIONS
When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:
(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(b) “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Dividend Equivalents, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.
(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d) “Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.
(e) “Board” means the Board of Directors of the Company.
(f) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: (i) theft, moral turpitude, fraud, embezzlement, misappropriation of property, information or other assets by Participant in connection with Participant’s employment or service with the Company and its Subsidiaries that harms the Company or its Subsidiaries; (ii) Participant’s conviction, guilty plea, no contest plea, or similar plea for a felony or any other crime that adversely affects the business of the Company or Participant’s ability to carry out his or her duties hereunder and with respect to which imprisonment for a term in excess of six (6) months is a possible punishment; (iii) except for the limited consumption of alcohol for social business related events or marketing, Participant’s use of alcohol while working, repeated use of alcohol after working hours that interferes with Participant’s duties to the Company and its Subsidiaries, or violation of the Company’s or its Subsidiaries’ alcohol policies (as modified by this provision with respect to limited alcohol use); (iv) Participant’s use of illegal drugs, abuse of prescription drugs or violation of the Company’s or its Subsidiaries’ policies concerning the use of illegal drugs or the abuse of prescription drugs (whether or not at the workplace);

(v) Participant’s excessive absenteeism not related to authorized leave that harms the Company or its Subsidiaries; (vi) repeated or multiple different violations by Participant of the Company’s or its Affiliates’ lawful policies, rules or regulations, including but not limited to any Code of Conduct, applicable to Participant that harms the Company or its Subsidiaries; (vii) Participant’s breach of duty of loyalty, Participant’s insubordination or refusal to carry out or follow specific reasonable instructions, duties or assignments given by the Company; (viii) Participant’s willful misconduct related to the Company, its Affiliates, or their business; (ix) Participant’s gross inattention to or dereliction of the duties, assigned to Participant that harms the Company or its Subsidiaries; (x) Participant’s gross negligence related to the Company, its Affiliates, or their business that harms the Company or its Subsidiaries; or (xi) Participant’s material breach of the confidentiality or other restrictive covenants to which the Participant is subject or any written agreement between the Participant and the Company. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Maryland law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company. It is not necessary that the Company’s finding of Cause occur prior to a Participant’s termination of employment. A Participant shall be deemed to have terminated employment for Cause for purposes of the Plan if evidence of a Participant’s wrongdoing while employed with the Company or its Subsidiaries that constitutes ground for Cause termination is discovered by the Company within one year after the Participant’s termination of employment or services with the Company and its Subsidiaries.
(g) “Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering:
(i) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
(ii) any person becomes a Beneficial Owner, directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or
(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) No person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(h) “Charter” means the Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland dated as of April 20, 2006, as amended from time to time.
(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
(j) “Committee” means the committee of the Board described in Article 4.
(k) “Company” means Healthcare Trust of America, Inc., a Maryland corporation, or any successor corporation.
(l) “Continuous Service” means the absence of any interruption or termination of service as an Employee, officer, consultant or director of the Company or any Affiliate, as applicable. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, or (iii) any leave of absence authorized in writing by the Company prior to its commencement. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).
(m) “Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.
(n) “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Participant’s employer. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.
(o) “Dividend Equivalent” means a right granted to a Participant under Article 11.
(p) “Eligible Participant” means an Employee (including a leased employee), officer, consultant or director of the Company or any Affiliate, provided that only Employees of the Company or a Subsidiary shall be eligible to receive grants of Incentive Stock Options.
(q) “Employee” means any person designated as an employee of the Company, any of its Affiliates, and/or any of its or their Subsidiaries on the payroll records thereof.
(r) “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.
(s) “Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on the principal such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.
(t) “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).
(u) “Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall mean the occurrence of any of the following in the absence of the Participant’s prior written consent: (i) such Participant has incurred a material reduction in base salary, authority, duties or responsibilities; (ii) such Participant has been provided notice that his principal place of work will be relocated to a place more than 50 miles from the Participant’s base of employment immediately prior to the Change in Control. Provided in each case, that no event or circumstance described by the foregoing sentence will constitute Good Reason unless (i) the Participant provides the Company notice thereof within ninety (90) days after the occurrence or existence of such event or circumstance, (ii) the Company fails to cure such event or circumstance within thirty (30) days after delivery of such notice and (iii) the Participant’s employment with the Company terminates within thirty (30) days after the expiration of such cure period.
(v) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be a provided to the grantee within a reasonable time after the Grant Date.
(w) “Incentive Stock Option” means a stock option to purchase Shares that is intended to be an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is designated as an Incentive Stock Option in the applicable Award Certificate.
(x) “Independent Directors” means those members of the Board who are not common law employees of the Company or an Affiliate and who meet the additional requirements set forth for an “independent director” in the Charter, and who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, and (b) a “non-employee” director under Rule 16b-3 of the 1934 Act.
(y) “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.
(z) “Nonstatutory Stock Option” means an Option that is not intended to be an incentive stock option under Section 422 of the Code or any successor provision.
(aa) “Operating Partnership” means Healthcare Trust of America Holdings, LP, a Delaware limited partnership.
(bb) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options.
(cc) “Other Stock-Based Award” means a right, granted to a Participant under Article 12, which relates to or is valued by reference to Stock or other Awards relating to Stock.
(dd) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.
(ee) “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.
(ff) “Performance Award” means any award granted under the Plan pursuant to Article 10.
(gg) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.
(hh) “Plan” means the Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan, as amended from time to time.
(ii) “Public Offering” means a public offering of any class or series of the Company’s equity securities pursuant to a registration statement filed by the Company under the 1933 Act.
(jj) “Repricing” shall mean (i) reducing the exercise price of outstanding Options or SARs, (ii) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, as applicable, (iii) cancel outstanding Options or SARs with an exercise price or strike price that is less than the then current Fair Market Value of a Share in exchange for other Awards, cash or other property; or (iv) otherwise effect a transaction that would be considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed or quoted without stockholder approval.
(kk) “Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.
(ll) “Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.
(mm) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Article 14, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 14.

(nn) “Stock” means the $0.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.
(oo) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.
(pp) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
(qq) “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and of any Subsidiary or parent corporation of the Company.
(rr) “Units” means units of partnership interest, including one or more classes of profit interest in the Operating Partnership.
(ss) “1933 Act” means the Securities Act of 1933, as amended from time to time.
(tt) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3
TERM OF PLAN
3.1    Effective Date. The Plan first became effective on July 28, 2006, the date that it was originally approved by the Board and the stockholders of the Company. This amendment and restatement of the Plan will become effective on the date that it is adopted by the Board (the “Restatement Date”), provided that it is approved by the Company’s stockholders. Any Award granted under the Plan on or after the Restatement Date shall be subject to the terms and conditions of the Plan as set forth below. Any Award granted prior to the Restatement Date shall be subject to the terms and conditions of the Plan as set forth prior to this amendment and restatement.

3.2    Termination of Plan. Unless earlier terminated as provided herein, the Plan shall terminate on the tenth anniversary of the Restatement Date or, if the Board approves an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval unless earlier terminated as provided herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

ARTICLE 4
ADMINISTRATION
4.1    Committee. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2    Action And Interpretations by the Committee. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other Employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3    Authority of Committee. Except as provided in Section 4.1 and 4.5 hereof, the Committee has the exclusive power, authority and discretion to:
(a) grant Awards;
(b) designate Participants;
(c) determine the type or types of Awards to be granted to each Participant;
(d) determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;
(e) determine the terms and conditions of any Award granted under the Plan;
(f) prescribe the form of each Award Certificate, which need not be identical for each Participant;
(g) decide all other matters that must be determined in connection with an Award;
(h) establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;
(i) make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;
(j) amend the Plan or any Award Certificate as provided herein; and
(k) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

4.4    Delegation. The Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, or to the Company’s Chief Executive Officer the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or Employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.5    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

ARTICLE 5
SHARES SUBJECT TO THE PLAN
5.1    Number of Shares. Subject to adjustment as provided in Sections 5.2 and Section 14.1, the maximum aggregate number of Shares reserved and available for issuance of Awards under the Plan on and after the Restatement Date shall be 10,000,000 Shares. Awards in the form of Full-Value Awards may not be granted on and after the Restatement Date with respect to more than 5,000,000 Shares. For the avoidance of doubt, Awards granted prior to the Restatement Date and any shares issued under such Awards shall not count against any of the limits in this Section 5.1.

5.2    Share Counting. Shares covered by an Award granted on or after the Restatement Date shall be subtracted from the Plan’s share reserve as of the Grant Date, but shall be added back to the Plan share reserve in accordance with this Section 5.2.
(a) To the extent that an Award granted on or after the Restatement Date is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares originally subject to such Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan. For avoidance of doubt, an Award was outstanding prior to the Restatement Date and such Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares originally subject to the Award will not be added back to the Plan’s share reserve.
(b) Shares subject to Awards granted on or after the Restatement Date settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(c) Shares withheld under Awards granted on or after the Restatement Date to satisfy tax withholding requirements will count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares repurchased from any such Award or delivered by a Participant to satisfy tax withholding requirements will not be added back to the Plan’s share reserve and will not be again available for issuance pursuant to Awards granted under the Plan.
(d) The full number of Shares subject to an Option granted on or after the Restatement will count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied in whole or in part through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).
(e) Upon exercise of Stock Appreciation Rights granted on or after the Restatement Date that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.
(f) Substitute Awards granted pursuant to Section 13.10 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.
(g) Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not Employees of the Company or its Affiliates immediately before such transaction and will not count against the limitations specified in Section 5.1.
The adjustments provided in this Section 5.2 shall also apply with respect to the five million Share limit for Full Value Awards and the five million Share limit for Options and Stock Appreciation Rights in Section 5.1.

5.3    Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market

ARTICLE 6
ELIGIBILITY
Awards may be granted only to Eligible Participants. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

ARTICLE 7
STOCK OPTIONS
7.1    Grant of Stock Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(a) Exercise Price. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 13.10) shall not be less than the Fair Market Value as of the Grant Date (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110% of the Fair Market Value).
(b) Prohibition on Repricing. The terms of any outstanding Option may not be amended, and action may not otherwise be taken, in a manner to achieve a Repricing; provided, however, that nothing herein shall prevent the Committee from taking any action provided for in Article 14 below.
(c) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e), including (i) a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding and (ii) a provision that an Option that is otherwise exercisable and has an exercise price that is greater than the Fair Market Value of the Stock on the last day of its term will be automatically cancelled on such final date of the term. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made in, in whole or in part, in the form of (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted Shares owned by the Participant which have a value at the time of exercise that is equal to the exercise price, (iii) a reduction in Shares issuable upon exercise which have a value at the time of exercise that is equal to the exercise price (a “net exercise”), (iv) to the extent permitted by applicable law, the proceeds of sale from a broker-assisted cashless exercise, (v) any other legal consideration that the Committee may deem appropriate on such basis as the Committee may determine in accordance with this Plan or (vi) any combination of the foregoing.
(e) Exercise Term. No Option granted under the Plan shall be exercisable for more than ten years (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 5 years) from the Grant Date.
(f) No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
(g) No Dividend Equivalents. No Option shall provide for Dividend Equivalents.

7.2    Incentive Stock Options. At the time of grant, the Committee will determine:
(a) whether all or any part of a stock option granted to an eligible Employee will be an Incentive Stock Option, and
(b) the number of Shares subject to such Incentive Stock Option; provided, however, that
(i) the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible Employee during any fiscal year (under all such plans of the Company and of any Subsidiary or parent corporation of the Company) may not exceed $100,000, and
(ii) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.
The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of Shares subject to the Incentive Stock Option. No more than 5,000,000 Shares (as adjusted pursuant to the provisions of Section 14.1) that can be delivered under the Plan may be issued through Incentive Stock Options.

ARTICLE 8
STOCK APPRECIATION RIGHTS
8.1    Grant of Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:
(a) Right to Payment. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:
(1) The Fair Market Value of one Share on the date of exercise; over
(2) The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.
(b) Prohibition on Repricing. The terms of any outstanding SAR may not be amended, and action may not otherwise be taken, in a manner to achieve a Repricing; provided, however, that nothing herein shall prevent the Committee from taking any action provided for in Article 14 below.
(c) Time and Conditions of Exercise. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, including a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, No SAR shall be exercisable for more than ten years from the Grant Date.
(d) No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.
(e) No Dividend Equivalents. No SAR shall provide for Dividend Equivalents.

(f) Other Terms. All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

ARTICLE 9
RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS
9.1    Grant of Restricted Stock, Restricted Stock Units and Deferred Stock Units. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

9.2    Issuance and Restrictions. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.

9.3    Dividends on Restricted Stock. In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof), or (iii) will be paid or distributed to the Participant as accrued (in which case, such dividends must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to stockholders, or (B) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, dividends accrued on Shares of Restricted Stock before they are vested shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant.

9.4    Forfeiture. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

9.5    Delivery of Restricted Stock. Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its Employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 10
PERFORMANCE AWARDS
10.1    Grant of Performance Awards. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2    Performance Goals. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, including by not limited to a pandemic, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are No longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee.

ARTICLE 11
DIVIDEND EQUIVALENTS
The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares or otherwise reinvested, or (ii) except in the case of Performance Awards, will be paid or distributed to the Participant as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to stockholders, or (B) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant.

ARTICLE 12
STOCK OR OTHER STOCK-BASED AWARDS
The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, Units or other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 13
PROVISIONS APPLICABLE TO AWARDS
13.1    Award Certificates. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

13.2    Form of Payment for Awards. At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

13.3    Limits on Transfer. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards and whether an Award is an Incentive Stock Option.

13.4    Beneficiaries. Notwithstanding Section 13.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If No beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.

13.5    Stock Trading Restrictions. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.6    Acceleration Upon Death of Disability. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a person’s Continuous Service by reason of death or Disability:
(i) all of that Participant’s outstanding Options and SARs shall become fully exercisable;
(ii) all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination; and
(iii) the payout level under all of that Participant’s outstanding performance-based Awards shall be determined and deemed to have been earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a prorata payout to the Participant or his or her estate within sixty (60) days following the date of termination (unless a later date is required by Section 16.4 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination.

13.7    Change in Control.
(a) General Rule. Except as otherwise provided in an Award Certificate, in the event of a Change in Control, the Committee may, but shall not be obligated to do any one or more of the following, in each case without Participant consent: (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (ii) cancel Awards for a cash payment equal to their fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall be deemed to be equal to the excess, if any, of the consideration to be paid in connection with the Change in Control to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate Option Price (in the case of Options) or base price (in the case of Stock Appreciation Rights), (iii) provide for the issuance of replacement awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion, (iv) terminate Options without providing accelerated vesting or (v) take any other action with respect to the Awards the Committee deems appropriate. For avoidance of doubt, the treatment of Awards upon a Change in Control may vary among Participants and types of Awards in the Committee’s sole discretion and the Committee shall not be obligated to make adjustments in a manner that preserves an Award’s status as an Incentive Stock Option.

(b) Vesting in Connection with a Change in Control. In the event of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, for awards granted on or after the Restatement Date: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) any outstanding performance-based Awards will be deemed earned at the greater of the target level and the actual performance level at the date of the change in control with respect to all open performance periods and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the change in control in accordance with the original performance period. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. Except as otherwise provided in an Award Certificate with respect to Awards granted prior to the Restatement Date, no Awards granted under the Plan shall automatically accelerate and vest immediately on the occurrence of a Change in Control.

13.8    Effect of Disposition of Facility or Operating Unit. If the Company or any of its Affiliates closes or disposes of the facility at which a Participant is located or the Company or any of its Affiliates diminish or eliminate ownership interests in any operating unit of the Company or any of its Affiliates so that such operating unit ceases to be majority owned by the Company or any of its Affiliates then, with respect to Awards held by Participants who subsequent to such event will not be Employees, the Committee may, to the extent consistent with Section 409A of the Code (if applicable), take any of the actions described in Section 13.7 with respect to a Change in Control. If the Committee takes no special action with respect to any disposition of a facility or an operating unit, then the Participant shall be deemed to have terminated his or her employment with the Company and its Subsidiaries and Affiliates and the terms and conditions of the Award Agreement and the other terms and conditions of this Plan shall control.

13.9    Forfeiture Events. The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

13.10    Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by Employees of another entity who become Employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 14
CHANGES IN CAPITAL STRUCTURE
14.1    Mandatory Adjustments. In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price or strike price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

14.2    Discretionary Adjustments. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

14.3    General. Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2.

ARTICLE 15
AMENDMENT, MODIFICATION AND TERMINATION
15.1    Amendment, Modification and Termination. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

15.2    Awards Previously Granted. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:
(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);
(b) The original term of an Option or SAR may not be extended without the prior approval of the stockholders of the Company;
(c) Except as otherwise provided in Section 14.1, the exercise price of an Option or base price of a SAR may not be subject to Repricing without the prior approval of the stockholders of the Company; and
(d) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

15.3    Compliance Amendments. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 16
GENERAL PROVISIONS
16.1    Rights of Participants.
(a) No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).
(b) Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director, at any time, nor confer upon any Participant any right to continue as an Employee, officer, or director of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.
(c) Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates.
(d) No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

16.2    Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

16.3    Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Certificate as the Board determines necessary or appropriate. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

16.4    Special Provisions Related to Section 409A of the Code.
(a) General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, Employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b) Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service, as applicable, as applicable.
(c) Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee) shall determine which Awards or portions thereof will be subject to such exemptions.
(d) Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and
(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
(e) Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

16.5    Tolling. In the event a Participant is prevented from exercising an Option or the Company is unable to settle an Award due to either any trading restrictions applicable to the Company’s Shares, the Participant’s physical infirmity or administrative error by the Company relied upon and not caused by the Participant, then unless otherwise determined by the Committee, the length of time applicable to any such restriction, condition or event shall toll any exercise period (i) until such restriction lapses, (ii) until the Participant (or his representative) is able to exercise the Award or (iii) until such error is corrected, as applicable.

16.6    No Duty to Inform Regarding Exercise Rights. Neither the Company, its Subsidiaries, any Affiliate, the Committee nor the Board shall have any duty to inform a Participant of the pending expiration of the period in which an Option or SAR may be exercised.

16.7    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.

16.8    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.9    Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

16.10    Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.11    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.12    Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

16.13    Government and Other Regulations.
(a) Notwithstanding any other provision of the Plan, No Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.
(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, No Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in No event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

16.14    Governing Law. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Maryland, without reference to principles of conflict of laws.

16.15    Dispute; Choice of Forum. The Company and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in Baltimore, Maryland, over any suit, action or proceeding arising out of or relating to or concerning the Plan or, to the extent not otherwise specified in any individual agreement between the Company and the Participant, any aspect of the Participant’s Employment with the Company or the termination of that Employment. The Company and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 16.15 has a reasonable relation to the Plan and to the relationship between such Participant and the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 16.15. The agreement by the Company and each Participant as to forum is independent of the law that may be applied in the action, and the Company and each Participant, as a condition to such Participant’s participation in the Plan, (i) agree to such forum even if the forum may under applicable law choose to apply non-forum law, (ii) hereby waive, to the fullest extent permitted by applicable law, any objection which the Company or such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 16.15, (iii) undertake not to commence any action arising out of or relating to or concerning the Plan in any forum other than the forum described in this Section 16.15 and (iv) agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Company and each Participant.

16.16    Severability. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

16.17    No Limitations on Rights of Company. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

The foregoing is hereby acknowledged as being the Healthcare Trust of America, Inc. Amended and Restated 2006 Incentive Plan as adopted by the Board on April 29, 2021.

APPENDIX B

HEALTHCARE TRUST OF AMERICA, INC.
CLAWBACK POLICY

The Compensation Committee of the Board of Directors (the “Committee”) of Healthcare Trust of America, Inc. (the “Company”) has adopted this Clawback Policy (the “Policy”) effective as of April 29, 2021 (the “Effective Date”).

The terms of the Policy are as follows:

1.This Policy applies to all current and former executive officers (as defined by SEC Rule 16a-1(f)) and non-employee directors of the Company receive cash-based or equity-based incentive compensation under a plan, agreement or other arrangement maintained by the Company from time to time on or after the Effective Date (each a “Covered Person”). This Policy will be administered by the Committee, which may delegate ministerial administrative duties to one or more officers or employees of the Company.

2.If the Company is required to prepare an accounting restatement due to material non-compliance of the Company with any financial reporting requirement under the securities laws, the Company may, in the Committee’s discretion based on such factors as it deems material , seek to recover, from any Covered Person who received cash-based or equity-based incentive compensation during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, the amount by which such Covered Person’s cash-based or equity-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

3.The Committee may determine that any incentive plan, award agreement, employment agreement or similar agreement adopted, entered into or amended after the Effective Date will, as a condition to the grant of any benefit covered by such plan or agreement, require a Covered Person to agree to abide by the terms of this Policy, but failure to so incorporate this Policy will not affect the enforceability of the Policy as to any plan or agreement. Further, the adoption of this Policy does not and will not mitigate, and is intended to enhance, the effect of any recoupment or similar policies in any incentive plan, award agreement, employment agreement or similar agreement in effect prior to the Effective Date or that may be adopted or entered into following the Effective Date.

4.The Committee intends that this Policy will be applied to the fullest extent of the law, will be interpreted and applied in a manner consistent with any applicable rules or regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange in addition to any other applicable law (the “Applicable Rules”) and will otherwise be interpreted and applied (including the determination of amounts, if any, recoverable) in the business judgment of the Administrator. To the extent Applicable Rules require recovery of cash-based or equity-based incentive compensation in circumstances other than those outlined in this Policy, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Company to recover cash-based or equity-based incentive compensation to the fullest extent required by the Applicable Rules.

Adopted by the Board of Directors: April 29, 2021

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